Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

THE VALSPAR CORPORATION,

THE SHERWIN-WILLIAMS COMPANY

and

VIKING MERGER SUB, INC.

Dated as of March 19, 2016

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 19, 2016, is by and among The Valspar Corporation, a Delaware corporation (the “Company”), The Sherwin-Williams Company, an Ohio corporation (“Parent”), and Viking Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and each outstanding share of Company Common Stock (other than Cancelled Shares and Dissenting Shares) shall be converted into the right to receive an amount in cash, without interest, equal to the Per Share Price (the “Merger Consideration”);

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement;

WHEREAS, the Boards of Directors of each of Parent and Merger Sub have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and adopted this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), including Section 251 of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving company in the Merger (the “Surviving Company”) and a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. local time at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019 on the third Business Day following the day on which the last of the conditions set forth in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DGCL.

Section 1.5 Organizational Documents of the Surviving Company.

(a) Subject to the requirements set forth in Section 5.10, at the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be “The Valspar Corporation.”

(b) Subject to the requirements set forth in Section 5.10, at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be “The Valspar Corporation.”

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. Except as otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares of Company Common Stock or common stock of Merger Sub:

(i) Common Stock of Merger Sub. Each share of common stock, par value $0.50 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.50 per share, of the Surviving Company. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(ii) Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held by any wholly owned Subsidiary of the Company, and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or any of its wholly owned Subsidiaries (including Merger Sub), other than, in each case, shares of Company Common Stock held on behalf of third parties, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration.

All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common

Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1.

(b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, if a Person (a “Dissenting Stockholder”) who has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal (the “Appraisal Provisions”) of their shares of Company Common Stock has demanded appraisal under the Appraisal Provisions with respect to any issued and outstanding shares of Company Common Stock held by such Dissenting Stockholder (“Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(a)(iii), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each Dissenting Share shall thereupon be treated as though such share of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(iii). The Company shall give Parent prompt notice (but in any event within 48 hours of receipt thereof) of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Exchange of Certificates.

(a) Appointment of Paying Agent. Prior to the Closing, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as payment agent (the “Paying Agent”) for the payment of the Merger Consideration and shall enter into a paying agent agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.

(b) Deposit of Merger Consideration. Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Company Common Stock, cash sufficient to pay the aggregate Merger Consideration (such aggregate Merger Consideration, the “Payment Fund”).

(c) Exchange Procedures. As promptly as practicable (and no later than the third Business Day) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent shall reasonably designate) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(d) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Paying Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid to any such transferee if such Certificate or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share.

(e) No Further Ownership Rights in Company Common Stock. From and after the Effective Time, subject to applicable Law in the case of Dissenting Shares, all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d), without interest. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company

Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such holder has the right to receive pursuant to this Article II without any interest thereon.

(h) No Liability. Subject to applicable Law, none of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Withholding Rights. Each of the Company, the Surviving Company, Parent, Merger Sub and the Paying Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of this Agreement.

Section 2.3 Treatment of Company Equity Awards; Stock Purchase Program.

(a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (a “Company Option”) that is outstanding as of the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than fifteen calendar days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option as of the Effective Time. For the avoidance of doubt, any Company Option with an exercise price equal to or in excess of the Merger Consideration shall be cancelled by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof. Notwithstanding the foregoing, at the Effective Time, each Company Option granted after the date of the Agreement, whether or not vested, that is outstanding and unexercised as of immediately prior to the Effective Time, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time, including vesting (and any applicable accelerated vesting), a number of shares of Parent common stock equal to the product (rounded down to the nearest whole number of shares) of the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Equity Award Exchange Ratio (as defined below) at a price per share (rounded up to the nearest whole cent) of Parent common stock equal to the price per share under such Company Option immediately prior to the Effective Time divided by the Equity Award Exchange Ratio (each Company Option, as so adjusted, an “Adjusted Option”). “Equity Award Exchange Ratio” shall mean the quotient (rounded to four decimal places) obtained by dividing the Merger Consideration by the volume weighted average trading price of Parent common stock for the five consecutive trading days ending with, and including, the trading day immediately prior to the Closing Date.

(b) At the Effective Time, each time-vesting restricted stock unit award granted by the Company in respect of shares of Company Common Stock (a “Company RSU Award”) and each performance-based restricted stock unit award granted by the Company in respect of shares of Company Common Stock (a “Company PSU Award”) that is outstanding as of the Effective Time shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than fifteen calendar days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU Award or Company PSU Award as of the Effective Time (with respect to each Company PSU Award, such number of shares shall be determined, in accordance with the applicable award terms, by assuming the actual level of achievement of the applicable performance goals in respect of fiscal years during the performance period that are completed prior to the Effective Time and the target level of achievement of the applicable performance goals in respect of all other fiscal years during the performance period) and (ii) the Merger Consideration; provided, however, that to the extent that any such Company RSU Award or Company PSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code. Notwithstanding the foregoing, at the Effective Time, each Company RSU Award granted after the date of this Agreement that is outstanding as of immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a Parent restricted stock unit award with the same terms and conditions, including vesting (and any applicable accelerated vesting), as were applicable to such Company RSU Award immediately prior to the Effective Time, and relating to the number of shares of Parent common stock (rounded up to the nearest whole number of shares) equal to the product of (a) the Equity Award Exchange Ratio, multiplied by (b) the number of shares of Company Common Stock subject to such Company RSU Award as of immediately prior to the Effective Time (each Company RSU Award, as so adjusted, an “Adjusted RSU Award”).

(c) At the Effective Time, each share of Company stock subject to vesting, repurchase or other lapse restrictions pursuant to an award granted by the Company (a “Company Restricted Share”) that is outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right of the holder to receive the Merger Consideration (less applicable withholding Taxes).

(d) Prior to the Effective Time, the Company shall take the actions necessary to effectuate the following: (i) cause the Company Stock Purchase Program provided through Computershare Shareowner Services (the “Stock Purchase Program”), to be terminated subject to, and effective as of immediately prior to, the Effective Time and (ii) cause all accumulated employee payroll deductions held pursuant to the Stock Purchase Program as of the Effective Time to be refunded to employees as promptly as practicable following the Effective Time.

(e) Prior to the Effective Time, the Company, the Company Board of Directors or the Compensation Committee of the Company Board of Directors, as applicable, shall adopt any resolutions that are necessary to effectuate the provisions of this Section 2.3, and shall provide notices to holders of Company Options regarding the treatment of Company Options pursuant to this Section 2.3. As of no later than the Effective Time, Parent shall file a registration statement with the SEC on Form S-8 (or other applicable form) with respect to the shares of Parent common stock subject to the Adjusted Options and Adjusted RSU Awards, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Adjusted Options and Adjusted RSU Awards remain outstanding.

Section 2.4 Further Assurances. Subject to Section 5.7(d), if at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any SEC Document of the Company publicly filed with or publicly furnished to the SEC from and after November 1, 2014 and prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or other forward-looking disclosures that are not specific or are cautionary or predictive in nature) or (b) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent), the Company represents and warrants to Parent as follows:

Section 3.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, (i) a Material Adverse Effect or (ii) a material adverse effect on the Company’s and its Subsidiaries’ ability to timely consummate the transactions contemplated hereby (including the Merger). Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized and validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, (i) a Material Adverse Effect or (ii) a material adverse effect on the Company’s and its Subsidiaries’ ability to timely consummate the transactions contemplated hereby (including the Merger).

(b) The Company has made available to Parent a true and complete copy of (i) the Company’s certificate of incorporation and bylaws (collectively, the “Company Organizational Documents”) and (ii) each Significant Subsidiary’s certificate of incorporation, bylaws or similar organizational documents (collectively, the “Significant Subsidiaries Organizational Documents”), in each case, as amended through the date hereof. The Company Organizational Documents and the Significant Subsidiaries Organizational Documents are in full force and effect, and neither the Company nor any Significant Subsidiary is in material violation of any of their provisions. Section 3.1(b) of the Company Disclosure Schedule sets forth a list, true and complete in all respects, of all Subsidiaries of the Company and any joint ventures, partnerships or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest).

Section 3.2 Capital Stock and Indebtedness.

(a) The authorized capital stock of the Company consists of 120,000,000 shares of common stock, par value $0.50 per share (the “Company Common Stock”). As of March 18, 2016 (the “Specified Date”), (i) 79,156,963 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), of which 169,848 shares were Company Restricted Shares, (ii) 39,285,661 shares of Company Common Stock were held in treasury, (iii) 4,618,230 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options, which had a weighted average exercise price of $40.08, (iv) 538,306 shares were subject to Company RSU Awards, (v) 366,736 shares were subject to Company PSU Awards (assuming achievement of the applicable performance goals at the maximum level), and (vi) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 3.2(a) or as expressly permitted by Section 5.1(b), there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (1) obligating the Company or any of its Subsidiaries to (I) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (II) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of the Company or any Subsidiary of the Company, (III) redeem or otherwise acquire any such shares of capital stock or other equity interests, (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (V) make any payment to any Person the value of which is derived from or calculated based on the value of Company Common Stock, or (2) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since the Specified Date through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Equity Awards in accordance with their respective terms) or granted any Company Equity Awards.

(b) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights in favor of any Person other than the Company or a wholly owned Subsidiary of the Company. Except for equity interests in the Company’s Subsidiaries, as of the date hereof, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person) other than equity interests that are not material to the Company and Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries has any obligation to acquire any material equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 3.3 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject only to adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board of Directors and, except for the Requisite Company Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the consummation of the transactions contemplated hereby, including the Merger. The Company Board of Directors has unanimously (i) resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement (the “Company Recommendation”), (ii) declared it advisable to enter into the Merger Agreement, (iii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and the Company’s stockholders and (iv) approved this Agreement and the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a proxy statement relating to the Stockholders Meeting to be held in connection with this Agreement, the Merger and the other transactions contemplated hereunder (as it may be amended or supplemented, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), (iii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iv) the rules and regulations of the New York Stock Exchange and (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and as set forth in Section 3.3(b) of the Company Disclosure Schedule (covering the applicable Laws or other legal restraints of foreign countries designed to govern competition or trade regulation or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws” and each such law individually an “Antitrust Law”)) (collectively, the “Transaction Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, (x) a Material Adverse Effect or (y) a material adverse effect on the Company’s and its Subsidiaries’ ability to timely consummate the transactions contemplated hereby (including the Merger).

(c) The execution and delivery by the Company of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of, or trigger the grant of any material rights or material change to the payment terms under, any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, Permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for any of the foregoing as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iii) conflict with or violate any provision of the Significant Subsidiaries Organizational Documents or any applicable Laws, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except in the case of clauses (i), (ii), and (iii) above as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company’s and its Subsidiaries’ ability to timely consummate the transactions contemplated hereby (including the Merger).

Section 3.4 Reports and Financial Statements.

(a) The Company has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since November 1, 2014 (all such forms, documents and reports filed or furnished by the Company since such date, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since November 1, 2014 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material and to any other adjustments described therein, including the notes thereto), (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC. As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended October 30, 2015, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors

(i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof. Each of the Company and its Subsidiaries has substantially addressed any such deficiency, material weakness or fraud.

Section 3.6 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) except for (i) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the annual period ended October 30, 2015 (including any notes thereto), (ii) Liabilities arising in connection with the transactions contemplated hereby or in connection with obligations under existing Contracts or applicable Law (other than any Liability that has arisen due to a breach or violation of any such Contract or Law), (iii) Liabilities incurred in the ordinary course of business since October 30, 2015, (iv) Liabilities that have been discharged or paid in full in the ordinary course of business and (v) Liabilities that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material, or to the Company’s knowledge, immaterial, off-balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among the Company and/or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any material, or to the Company’s knowledge, immaterial, “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Securities Act).

Section 3.7 Compliance with Law; Permits.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are, and since November 1, 2014 have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of Governmental Entities (collectively, “Laws” and each, a “Law”). Since November 1, 2014, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or alleged failure to comply with or violation of any Law in a material respect.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities (“Permits”), and all rights under all Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith. Except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Company Permits are valid and in full force and effect, (ii) all Company Permits are, to the knowledge of the Company, not subject to any administrative or judicial proceeding that could result in any material modification, termination or revocation thereof, (iii) the Company and its Subsidiaries are in compliance with the terms and requirements of all such Company Permits and, (iv) to the Company’s knowledge, no suspension or cancellation of any such Company Permit is threatened or pending.

(c) None of the Company or its Subsidiaries, or to the Company’s knowledge, any director, officer, employee, agent of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or is in violation of any similar Law or other applicable Bribery Legislation; (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (v) made, promised or authorized any fraudulent entry on the books or records of the Company or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries; or (vii) violated any provision of the USA PATRIOT Act applicable to the Company and its Subsidiaries; in each case other than as would be material to the Company and its Subsidiaries, taken as a whole.

(d) None of the Company or its Subsidiaries, or to the Company’s knowledge, any director, officer, employee or agent of the Company or any of its Subsidiaries (i) is a Sanctioned Person, (ii) has in the past five years engaged in, has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries, except pursuant to a license from the United States, or (iii) has in the past five years violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the Company’s knowledge, been the subject of an investigation or allegation of such a violation or sanctionable conduct, other than, in the case of clauses (ii) and (iii), as would be material to the Company and its Subsidiaries, taken as a whole.

(e) Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters specifically covered in any other Section of this Article III, including the provisions of environmental, Tax, employee benefits or labor matters.

Section 3.8 Environmental Laws and Regulations. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no suits, actions, claims, proceedings, arbitrations, demands or, to the knowledge of the Company, investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging actual or potential non-compliance with or other Liability under any Environmental Law or arising from the Release of or exposure to any Hazardous Materials, (b) the Company and its Subsidiaries are and have since October 26, 2013 been, and, to the Company’s knowledge as of the date hereof, have between October 29, 2011 and October 26, 2013 been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (c) there has been no Release at, on, in, under or migrating to or from any real property that the Company or any of its Subsidiaries operates, uses or occupies or has the right to operate, use or occupy pursuant to a lease, sublease or other agreement (such property subject to a lease, sublease or other agreement, collectively, the “Company Leased Real Property”) or at, on, in, under or migrating to or from any real property owned by the Company and its Subsidiaries (“Company Owned Real Property”) of Hazardous Materials by the Company or any of its Subsidiaries or, to the knowledge of the Company, as a result of any operations or activities of the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other Persons, in each case that would reasonably be expected to give rise to any Liability to the Company or its Subsidiaries, (d) to the Company’s knowledge, no Hazardous Materials are present at, on, in, under or migrating to or from any property currently or formerly owned, operated or leased by the Company or its Subsidiaries that would reasonably be expected to result in Liabilities under applicable Environmental Laws, (e) none of the Company and its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any Person that would reasonably be expected to result in Liabilities to the Company or any of its Subsidiaries under applicable Environmental Laws or concerning Hazardous Materials or Releases, (f) since October 26, 2013 through the date of this Agreement, and, to the Company’s knowledge as of the date hereof, between October 29, 2011 and October 26, 2013, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity alleging non-compliance by, or potential liability to, the Company or any of its Subsidiaries with respect to any Environmental Law or Company Permit required by applicable Environmental Law in connection with the ownership or operation of their respective businesses and (g) no Liens (other than Permitted Liens) pursuant to Environmental Laws are imposed on the property owned or operated by the Company or its Subsidiaries, and, to the Company’s knowledge, no such Liens (other than Permitted Liens) have been threatened in writing; it being understood that for purposes of clause (g) of this Section 3.8, the definition of “Permitted Liens” shall not include clause (G) set forth in that definition. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation or remediation activities or notice to or consent of any Governmental Entity or third party pursuant to any Environmental Law.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a list of each material U.S. Company Benefit Plan in effect as of the date hereof. With respect to each material U.S. Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been made available to Parent by the Company: (i) all plan documents (including all written amendments thereto) (which, for the avoidance of doubt, with respect to any material U.S. Company Benefit Plan for which a form agreement is used, shall consist of a copy of such form); (ii) all related trust documents; (iii) all insurance contracts or other funding arrangements; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (v) the most recent determination, opinion or advisory letter from the IRS for any U.S. Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (vi) the most recent summary plan description; and (vii) all material correspondence to or from the IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Authority received in the last three years with respect to such material U.S. Company Benefit Plan. No award agreement governing any Company Equity Award prohibits the treatment of such Company Equity Award in the manner set forth in Section 2.3.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each U.S. Company Benefit Plan (including any related trusts), (i) such U.S. Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code; and (ii) all contributions required to be made to any U.S. Company Benefit Plan (or related trusts) by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any U.S. Company Benefit Plan, for any period in the prior three years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(c) Section 3.9(c) of the Company Disclosure Schedule identifies each U.S. Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”). With respect to each Qualified Plan, (i) the IRS has issued a favorable determination, opinion or advisory letter with respect to each Qualified Plan and its related trust, and such letter has not been revoked (nor has revocation been threatened in writing), and (ii) to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust.

(d) Each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code is listed on Section 3.9(d) of the Company Disclosure Schedule and: (i) each such Company Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) no Lien in favor of any such Company Benefit Plan has arisen under Section 430(k) of the Code or Section 303(k) of ERISA; (iii) such Company Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (iv) the Company has delivered or made available to Parent a copy of the most recent actuarial valuation report for such Company Benefit Plan and such report is complete and accurate in all material respects; (iv) the PBGC has not instituted proceedings to terminate such Company Benefit Plan; and (v) except as would not reasonably be expected to have, individually in the aggregate, a Material Adverse Effect, there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) during the last six years as to which the 30-day advance notice requirement has not been waived.

(e) None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has, in the past six years, maintained, established, contributed to, been obligated to contribute to, or has any Liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(f) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (i) there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against the Company, the U.S. Company Benefit Plans, any fiduciaries thereof with respect to their duties to the U.S. Company Benefit Plans and for whom the Company has an obligation to indemnify, or the assets of any of the trusts under any of the U.S. Company Benefit Plans; and (ii) and there are no audits or other proceedings by a Governmental Authority pending, or to the knowledge of the Company, threatened with respect to any U.S. Company Benefit Plan.

(g) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company, any U.S. Company Benefit Plan nor, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary duty or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which could subject the Company or any ERISA Affiliate to any Liability, tax or penalty under ERISA or the Code.

(h) Except as required by Section 4980B of the Code, no U.S. Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, and neither of the Company nor any of its Subsidiaries has any obligation to provide such benefits.

(i) Except as has not, and would not reasonably be expected to, result in material liability to the Company, each U.S. Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been maintained in documentary and operational compliance with Section 409A of the Code. The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code.

(j) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Non-U.S. Company Benefit Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, (iii) has been maintained in compliance with all applicable Laws and (iv) there is no pending, or to the knowledge of the Company, threatened litigation relating to any Non-U.S. Company Benefit Plan.

(k) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, director, or officer of the Company or any of its Subsidiaries to severance pay or any increase in severance pay, accrued pension benefit or any other payment under a U.S. Company Benefit Plan or, except as would not reasonably be expected to result in a material Liability to the Company and its Subsidiaries, taken as a whole, any Non-U.S. Company Benefit Plan, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, or officer under a U.S. Company Benefit Plan or, except as would not reasonably be expected to result in a material Liability to the Company and its Subsidiaries, taken as a whole, any Non-U.S. Company Benefit Plan, (iii) except as would not reasonably be expected to result in a material Liability to the Company, entitle any independent contractor (who is a natural person) to any severance pay, increase in severance pay or any other payment under a U.S. Company Benefit Plan, or accelerate the time of payment or vesting, or increase the amount of compensation due to any independent contractor (who is a natural person), (iv) trigger any funding obligation under any U.S. Company Benefit Plan or, except as would not reasonably be expected to result in a material Liability to the Company and its Subsidiaries, taken as a whole, any Non-U.S. Company Benefit Plan, or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code.

Section 3.10 Absence of Certain Changes or Events.

(a) Since January 29, 2016, and through the date of this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any of its Subsidiaries has taken any action of the types described in Sections 5.1(b)(G), 5.1(b)(H) or 5.1(b)(M) which would have been a breach of any such Section if taken after the date hereof.

(b) Since January 29, 2016, there has not been any fact, change, effect, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, (i) a Material Adverse Effect, or (ii) a material adverse effect on the Company’s and its Subsidiaries’ ability to timely consummate the transactions contemplated hereby (including the Merger).

Section 3.11 Investigations; Litigation. Except as are not or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (a) there is no suit, action, claim, proceeding, arbitration, or investigation pending or, to the knowledge of the Company, threatened (i) against the Company or any of its Subsidiaries before (or, if threatened, that would be before) or by any Governmental Entity or (ii) to which any of the properties or assets of the Company or any of its Subsidiaries are subject; and (b) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective properties or assets.

Section 3.12 Company Information. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will not, at the time any such document is filed with the SEC, amended or supplemented, or first published, sent or provided to holders of shares of Company Common Stock, or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.13 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) (i) The Company and each of its Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate, and (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold and pay over to an applicable Taxing Authority (including, in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other third party), except, in each case of clauses (i) and (ii), with respect to matters for which adequate reserves have been established, in accordance with GAAP, by the Company.

(b) There is no deficiency for any amount of Taxes which has been proposed, asserted or assessed, in each case, in writing, by any Taxing Authority against the Company or any of its Subsidiaries that has not been paid or for which adequate reserves have not been established, in accordance with GAAP, by the Company. There are no audits, suits, proceedings, examinations, investigations or other administrative or judicial proceedings ongoing, pending or, to the knowledge of the Company, threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP, by the Company.

(c) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens (within the meaning of clause (A) of such term).

(d) Neither the Company nor any Subsidiary of the Company has been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code and for which the applicable statute of limitations has not expired.

(e) Neither the Company nor any of its Subsidiaries (i) is a party to any agreement or arrangement relating to the apportionment, sharing or allocation of any Taxes (other than (x) an agreement or arrangement solely among the Company and/or its Subsidiaries or (y) pursuant to leases, credit agreements, employment agreements, purchase agreements or supply or other commercial agreements or other contracts, agreements or arrangements not primarily relating to Taxes) or (ii) has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) or as transferee or successor.

(f) None of the Company or any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b) (or any transaction requiring disclosure to a Taxing Authority under any similar provision of state, local or foreign Tax Law).

(g) Neither the Company nor any of its Subsidiaries would reasonably be expected to be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date, as a result of any: (i) change in method of accounting pursuant to Section 481(a) of the Code or any similar provision of applicable Tax Law made on or prior to the Closing; (ii) installment sale made on or prior to the Closing; (iii) closing agreement described in Section 7121 of the Code or any similar provision of applicable Tax Law executed on or prior to the Closing; (iv) intercompany transaction described in Treasury Regulations Section 1.1502-13 or excess loss account described in Treasury Regulations Section 1.1502-19 (in each case, or any similar provision of applicable state, local or foreign Tax Law) entered into or existing, respectively, prior to the Closing; or (v) indebtedness discharged in connection with any election under Section 108(i) of the Code.

(h) Other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has obtained any ruling from or entered into any settlement or written agreement with any Taxing Authority with respect to income or value added Taxes that would be binding on Parent for any Tax period (or portion thereof) ending after the Closing Date.

(i) Neither the Company nor any Subsidiary is a party to any advance pricing agreement or any similar material agreement with any Taxing Authority.

(j) Since October 30, 2015, the Company and its Subsidiaries have not incurred, individually or in the aggregate, any material liability for Taxes outside the ordinary course of business (unless required by applicable Law).

(k) Neither the Company nor any Subsidiary has participated in an international boycott within the meaning of Section 999 of the Code.

(l) Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 3.13 and, to the extent expressly referring to Code sections, Section 3.9 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters of the Company and each of its Subsidiaries.

Section 3.14 Employment and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each, a “Collective Bargaining Agreement”) covering employees in the United States or Canada. To the knowledge of the Company, as of the date hereof, there are no material activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (i) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened; (ii) there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity; (iii) none of the Company and its Subsidiaries are a party, or to the knowledge of the Company otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (iv) the Company and its Subsidiaries have complied with all Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims relating to non-compliance with the foregoing are pending or, to the Company’s knowledge, threatened; and (v) to the knowledge of the Company, there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts required to be paid that are due or owing by the Company pursuant to any workplace safety and insurance/workers’ compensation Laws.

(b) Neither the Company nor any of its Subsidiaries has incurred or expects to incur any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law in the United States, which material liability or obligation remains unsatisfied.

Section 3.15 Intellectual Property.

(a) The Patents, pending Patent applications, registered Marks, pending applications for registration of Marks and registered Copyrights owned by the Company or any of its Subsidiaries are referred to collectively as the “Company Registered Intellectual Property.” No registrations or applications for Company Registered Intellectual Property have expired or been cancelled or abandoned except in accordance with the expiration of the term of such rights, other than for the non-payment of maintenance and similar costs prior to the expiration of the term of such rights, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all of the Company Registered Intellectual Property, with the exception of pending applications and domain names, are valid and enforceable; and (ii) to the Company’s knowledge, no third Person is challenging the validity or enforceability of the Company Registered Intellectual Property.

(c) The Company and its Subsidiaries solely own all right, title, and interest, free and clear of all Liens (except for Permitted Liens) to, or otherwise have a valid and enforceable right, or any necessary license, to use all Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted, except as has not had or would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect.

(d) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, violate or constitute misappropriation of any Intellectual Property of any third Person; (ii) to the Company’s knowledge, no third Person is infringing, violating, or misappropriating any Intellectual Property owned by the Company or its Subsidiaries; and (iii) as of the date hereof, there is no pending claim or asserted claim in writing, or, to the knowledge of the Company, any threatened claim (including any “cease and desist” letters and invitations to license) asserting that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third Person.

(e) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries have implemented (x) commercially reasonable measures to protect the confidentiality, integrity and security of the Company’s and its Subsidiaries’ Trade Secrets and material IT Assets (and the information and transactions stored or contained therein or transmitted thereby); and (y) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan; and (ii) the IT Assets used by the Company and its Subsidiaries perform the functions necessary to carry on the conduct of their respective businesses.

(f) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the Trade Secrets of the Company and its Subsidiaries and third party confidential information provided to the Company or any Subsidiary that the Company or such Subsidiary is obligated to maintain in confidence; (ii) the Company and its Subsidiaries comply in all material respects with their internal policies and procedures and with the Payment Card Industry Data Security Standard and any other legally binding credit card company and other legal requirements, to the extent applicable, relating to privacy, data protection, and the collection, retention, protection and use of Sensitive Data and personal information collected, used, or held for use by (or on behalf of) the Company and its Subsidiaries; (iii) there are no claims pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any third Person’s privacy or personal information or data rights; and (iv) since October 26, 2013, to the Company’s knowledge, there has been no unauthorized access, unauthorized acquisition or disclosure, or any loss or theft, of Sensitive Data of the Company, its Subsidiaries or its customers while such Sensitive Data is in the possession or control of the Company, its Subsidiaries or third-party vendors.

Section 3.16 Opinion of Financial Advisor. The Company Board of Directors has received the opinion of each of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date of this Agreement, to the effect that, as of the date of each such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in each such opinion, the Merger Consideration (whether or not a Triggering Event occurs) to be received by the holders of shares of the Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.17 Material Contracts.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) (other than any Company Benefit Plan);

(ii) any Contract with any of its directors or officers (other than any Company Benefit Plan);

(iii) any Contract that (A) imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person or solicit any client or customer or (B) following the Closing will materially restrict the ability of Parent or its Subsidiaries to so compete or solicit;

(iv) any material Contract with a customer that obligates the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants;

(v) any Contract relating to Indebtedness (other than intercompany Indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $50,000,000.00, other than the Credit Agreement and the Company Notes and related indentures;

(vi) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(vii) any Contract that provides for the acquisition or disposition, directly or indirectly, of any assets (other than acquisitions or dispositions of sale in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, and with any outstanding obligations as of the date of this Agreement, in each case with a value in excess of $10,000,000.00;

(viii) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any material joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(ix) any Contract with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(x) any Contract (A) with any customer that is one of the Top Customers or (B) with any supplier that is one of the Top Suppliers;

(xi) any Contract pursuant to which the Company or any of its Subsidiaries has purchased, licensed or sold during the twelve months prior to the date hereof, goods or services that involved payment by or to the Company and its Subsidiaries in excess of $40,000,000.00 during such period or that provides for payments in excess of such amount over the remaining term of such agreement (in each case, whether under a single agreement or a series of related agreements);

(xii) any Contract pursuant to which (A) the Company or any of its Subsidiaries grants to any third party any license, release, covenant not to sue or similar right with respect to any material Intellectual Property owned by the Company or any of its Subsidiaries, or (B) the Company or any of its Subsidiaries receives a license, release, covenant not to sue or similar right with respect to any material Intellectual Property owned by a third party (other than generally commercially available software in object code form); and

(xiii) any material Contract or any other Contract that contains “most favored nation” or similar covenant with respect to pricing terms or requires on-going reporting obligations of the Company and/or its Subsidiaries, in each case to which the Company or any of its Subsidiaries is a party and any counterparty is a Governmental Entity (or the counterparty has represented in writing to the Company or any of its Subsidiaries that it is a prime contractor or subcontractor to a Governmental Entity).

All contracts of the types referred to in clauses (i) through (xiii) above are referred to herein as “Company Material Contracts.”

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default in any respect under the terms of any Company Material Contract and, to the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default in any respect under the terms of any Company Material Contract, and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, prior to the date hereof through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit under the terms of any Company Material Contract, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no disputes pending or, to the Company’s knowledge, threatened with respect to any Company Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, nor to the Company’s knowledge, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18 Finders or Brokers. Except for Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is or would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.19 State Takeover Statutes. Assuming the accuracy of the Parent’s representations and warranties set forth in Section 4.10, no state “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other anti-takeover or similar Law (including Section 203 of the DGCL) is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board of Directors has taken all actions necessary to render all potentially applicable Takeover Statutes and anti-takeover provisions of the Company Organizational Documents inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 3.20 Insurance. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies and surety bonds carried by or covering the Company and its Subsidiaries (collectively, the “Insurance Policies”), together with adequately capitalized self-insured arrangements, provide coverage in such amounts and with respect to such risks and losses as is customary for the industries in which the Company and its Subsidiaries operate and that the management of the Company has in good faith determined to be adequate for the respective businesses and operations of the Companies and its Subsidiaries; (b) the Insurance Policies are in full force and effect, and, as of the date of this Agreement, no notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any Insurance Policy which has not been cured by the payment of premiums that are due; (c) all premiums, audits, adjustments or collateralization requirements on the Insurance Policies have been paid, and the Company and its Subsidiaries have complied with the terms and provisions of the Insurance Policies; and (d) the insurance coverage provided by the Insurance Policies (including as to deductibles and self-insured retentions) is substantially consistent with the Company’s past practices. To the knowledge of the Company, as of the date hereof, there is no reason that the Company or any of its Subsidiaries will not be able to (a) renew its existing Insurance Policies as and when such policies expire or (b) obtain comparable coverage from insurers as may be necessary to continue its business without a significant increase in cost.

Section 3.21 Warranties/Product Liability. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) except as specifically reflected, reserved against in accordance with GAAP or otherwise disclosed on the consolidated balance sheet of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 30, 2015, or incurred since October 30, 2015 in the ordinary course of business, (i) neither the Company nor any of its Subsidiaries has received any written notice of any material suit, action, claim, proceeding or investigation by or before any Governmental Entity relating to any product that is or has been developed, manufactured, marketed, sold or distributed by the Company or any of its Subsidiaries (each, a “Company Product”), including the packaging and advertising related thereto, or any services provided by the Company or any of its Subsidiaries, nor is there any suit, action, claim, proceeding or investigation involving a Company Product pending or, to the knowledge of the Company, threatened by any Person, (ii) there has not been, nor is there under consideration by the Company or any of its Subsidiaries, any recall or post-sale warning of a material nature concerning any Company Product, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any such warranty, and (iv) there are no pending or, to the knowledge of the Company, threatened product liability claims with respect to any Company Product; and (b) since November 1, 2014, there have not been and there are no material defects or deficiencies in such Company Products. None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, its predecessors or Affiliates, has manufactured, sold, distributed, marketed or installed any asbestos or lead-containing products, where the asbestos or lead quantities or qualities in such products would have been in breach in any material respect of the standards permitted by the applicable Law in force during such period Neither the Company nor any of its Subsidiaries has in the last five years received in connection with any product containing asbestos or lead manufactured, sold or distributed by the Company or any of its Subsidiaries notice of any (A) claim or allegation of personal injury, death, or property or economic damages, (B) product recall, (C) claim for punitive or exemplary damages, (D) claim for contribution or indemnification or (E) claim for injunctive relief, in each case, related to asbestos or lead containing products.

Section 3.22 Customers and Suppliers.

(a) Section 3.22(a) of the Company Disclosure Schedule sets forth the Top Customers of the Company and its Subsidiaries as of the date hereof. As of the date of this Agreement, none of the Top Customers has cancelled or otherwise terminated, or, to the knowledge of the Company, threatened in writing to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any such Top Customer, nor does the Company have knowledge, that such Top Customer intends to cancel or otherwise materially and adversely modify its relationship (including by seeking to renegotiate contractual terms) with the Company or any of its Subsidiaries.

(b) Section 3.22(b) of the Company Disclosure Schedule sets forth the Top Suppliers of the Company and its Subsidiaries as of the date hereof. As of the date of this Agreement, none of the Top Suppliers has cancelled or otherwise terminated, or, to the knowledge of the Company, threatened in writing to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any such Top Supplier, nor does the Company have knowledge, that any such Top Supplier intends to cancel or otherwise materially and adversely modify its relationship (including by seeking to renegotiate contractual terms) with the Company or any of its Subsidiaries.

Section 3.23 No Other Representations. Except for the representations and warranties contained in Article IV, the Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) (provided that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger and the Financing. The execution, delivery and performance by Parent and

Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger and the Financing, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action or proceedings on the part of either Parent or Merger Sub, or other vote of Parent’s or Merger Sub’s stockholders, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Financing. The Board of Directors of each of Parent and Merger Sub has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent’s or Merger Sub’s (as the case may be) stockholders and (ii) approved this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b) Other than in connection with or in compliance with the Transaction Approvals, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Financing, except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby, including the Financing, and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of Parent or Merger Sub to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of, or trigger the grant of any material rights or material change to the payment terms under, any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, Permit, concession, franchise, right or license binding upon Parent or Merger Sub or by which or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of the Parent or Merger Sub, except for any of the foregoing as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent organizational document, of Parent or Merger Sub or (iii) conflict with or violate any provision of the organizational documents of any Significant Subsidiary of Parent (other than Merger Sub, to the extent it would be a Significant Subsidiary) or any applicable Laws, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Absence of Certain Changes or Events. Since December 31, 2015, there has not been any fact, change, effect, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) Parent has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since December 31, 2015 (all such forms, documents and reports filed or furnished by Parent since such date, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Parent SEC Documents, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is, or at any time since December 31, 2014 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in or incorporated by reference into the Parent SEC Documents (the “Parent Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material and to any other adjustments described therein, including the notes thereto), (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC. As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 4.5 Compliance with Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are, and since December 31, 2014 have been, in compliance with all Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2014, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual or alleged failure to comply with or violation of any Law in a material respect.

Section 4.6 Parent and Merger Sub Information. The information supplied or to be supplied by Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not, at the time any such document is filed with the SEC, amended or supplemented, or first published, sent or provided to holders of shares of Company Common Stock, or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.7 Finders or Brokers. Except for Citigroup Global Markets Inc., neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.8 Financing.

(a) Parent has delivered to the Company a true, complete and correct copy of the fully executed debt commitment letter, together with any related fee letters (in the case of the fee letters, redacted in a customary manner), dated as of the date of this Agreement, by and between Citigroup Global Markets Inc. and Parent providing for debt financing as described therein (together, including all exhibits, schedules and annexes, the “Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, Citigroup Global Markets Inc. has agreed to lend the amounts set forth therein, for the purpose of, among other things, paying the Merger Amounts.

(b) As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, in each case, subject to the Enforceability Exceptions. There are no conditions precedent related to the funding of the full amount of the Financing contemplated by the Commitment Letter, other than the conditions precedent set forth the Commitment Letter (such conditions precedent, the “Financing Conditions”).

(c) As of the date of this Agreement, the Commitment Letter has not been amended or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent or, to the knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto, other than mandatory reductions expressly contemplated thereby.

(d) As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company made to Parent such that the condition set forth in Section 6.2(a) is satisfied, assuming the conditions set forth in Section 6.1 are satisfied, and assuming the Company’s compliance with its obligations under this Agreement such that the condition set forth in Section 6.2(b) is satisfied, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Commitment Letter will not be available to Parent on the Closing Date.

(e) As of the date of this Agreement, Parent is not in default or breach under the terms and conditions of the Commitment Letter.

(f) As of the date of this Agreement, there are no side letters, understandings or other agreements or arrangements relating to funding of the full amount of the Financing to which Parent or any of its Affiliates is a party that would be reasonably likely to affect the Financing contemplated by the Commitment Letter in any respect, other than those set forth in the Commitment Letter.

(g) Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Commitment Letter to be paid on or prior to the date of this Agreement.

(h) In each case, regardless of whether the Adjusted Per Share Price or the Baseline Per Share Price is the Per Share Price and regardless of any actions taken or committed to be taken by Parent or its Subsidiaries pursuant to Section 5.7, Parent will have at and as of the Closing Date sufficient available funds to consummate the Merger and to make all payments required to be made in connection therewith, including payment of the Merger Consideration, any payments made in respect of equity compensation obligations to be paid in connection with the transactions contemplated hereby, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Merger (such amounts, collectively, the “Merger Amounts”). As of the date of this Agreement, Parent has no reason to believe that the representation contained in the immediately preceding sentence will not be true at and as of the Closing Date. In no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letter) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 4.9 Merger Sub. Merger Sub is a wholly owned subsidiary of Parent. As at the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value of $0.50 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Since its date of incorporation, Merger Sub has not and prior to the Effective Time will not have carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.10 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

Section 4.11 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded in order for Parent to consummate the transactions contemplated by this Agreement, including the Merger and the Financing.

Section 4.12 No Other Representations. Except for the representations and warranties contained in Article III, each of Parent and Merger Sub agrees and acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

(a) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company shall and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the ordinary course consistent with past practice and (y) subject to compliance with the other restrictions in this Section 5.1, use commercially reasonable efforts to maintain and preserve intact, in all material respects, its business organization, assets, key employees, present lines of business, rights, franchises, permits and business relationships with customers (generally) and suppliers.

(b) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(A) amend the Company Organizational Documents or otherwise take any action to exempt any Person from any provision of the Company Organizational Documents or the Significant Subsidiaries Organizational Documents;

(B) split, including a reverse stock split, combine, exchange, reclassify or take any similar action with respect to any of its capital stock, voting securities or other equity interests;

(C) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (1) dividends paid by any of the Subsidiaries of the Company to the Company or any of their wholly owned Subsidiaries, respectively, (2) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options, or (3) the acceptance of shares of Company Common Stock, or withholding of shares of Company Common Stock otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards; provided that the Company may make, declare and pay quarterly cash dividends (and, with respect to the Company Equity Awards, as and if applicable, dividends or dividend equivalents) in an amount per share not in excess of $0.33 per quarter for dividends declared in the fiscal year ending October 28, 2016, and not in excess of $0.37 per quarter for dividends declared in the fiscal year ending October 27, 2017 and not in excess of $0.42 per quarter thereafter, and with record dates consistent with the record dates customarily used by the Company for the payment of quarterly cash dividends, including with respect to the quarter in which the Effective Time occurs unless the Effective Time precedes the record date for such quarter;

(D) grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(E) (1) issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Company Equity Awards outstanding as of the date hereof in accordance with their terms or (2) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

(F) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger;

(G) incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (1) any Indebtedness for borrowed money among the Company and/or its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (2) guarantees by the Company of Indebtedness for borrowed money of Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its Subsidiaries, which Indebtedness is incurred in compliance with this clause (G) or is outstanding on the date hereof, (3) Indebtedness for commercial paper, (4) Indebtedness incurred from time to time pursuant to agreements entered into by the Company or any Subsidiary of the Company in effect prior to the execution of this Agreement, and (5) additional Indebtedness for borrowed money incurred by the Company or any of its Subsidiaries not to exceed $100,000,000.00 in aggregate principal amount outstanding;

(H) except as otherwise permitted or required by this Agreement or for transactions between or among the Company and/or its wholly owned Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any Indebtedness for borrowed money of the Company or any Subsidiary other than (1) Indebtedness under the Company’s revolving credit facilities, receivables facilities, commercial paper arrangements and any other working capital facilities and (2) any prepayment, redemption, repurchase, defeasance, cancellation or other termination of Indebtedness made within 90 days of the same becoming due;

(I) (1) other than in accordance with Contracts or agreements in effect on the date hereof, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets having a value in excess of $10,000,000.00 individually or $50,000,000.00 in the aggregate to any Person (other than to the Company or a wholly owned Subsidiary of the Company and other than (w) sales of inventory, (x) sales of obsolete or worthless equipment, or (y) commodity, purchase, sale or hedging agreements that can be terminated upon 90 days or less notice without penalty, and power contracts in each case in the ordinary course of business consistent with past practice, or (2) other than in accordance with Contracts or agreements in effect on the date hereof, cancel, release or assign any material Indebtedness for borrowed money of any such Person owed to it or any claims held by it against any such Person other than Indebtedness by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company;

(J) acquire any assets (other than acquisitions of assets in the ordinary course of business consistent with past practice) or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, in each case other than a wholly owned Subsidiary of the Company (or any assets thereof), either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person other than a wholly owned Subsidiary of the Company, if such acquisition or investment (x) is in excess of $20,000,000.00 individually or $100,000,000.00 in the aggregate;

(K) make any capital expenditures (i) in excess of $125,000,000.00 in any fiscal year or (ii) that materially deviate from the Company’s categories of capital expenditures (Growth, Maintenance/HSE and Productivity);

(L) except as required by any Collective Bargaining Agreement in effect as of the date hereof or the terms of any Company Benefit Plan existing as of the date hereof, (1) establish, adopt, amend or terminate any material Collective Bargaining Agreement or Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, except for adoptions, amendments or terminations in the ordinary course of business that do not materially increase the cost of such Collective Bargaining Agreement or Company Benefit Plan to the Company and its Subsidiaries, taken as a whole, (2) grant any new awards under any Company Benefit Plan, (3) amend or modify any outstanding award under any Company Benefit Plan, (4) enter into any third-party Contract with respect to a Company Benefit Plan (including Contracts for the provision of services to such Company Benefit Plan, including benefits administration) having a term of greater than one year that is not terminable on 90 calendar days’ notice or less, (5) increase in any manner the compensation (including bonus, incentive, severance, change-in-control and retention compensation) or benefits (including pension, welfare, fringe or other benefits) of any current or former directors, officers, employees or consultants (who are natural persons) of the Company or its Subsidiaries, (6) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than pursuant to the currently existing terms of any Company Benefit Plan, (7) accelerate any rights or benefits under, or, other than in the ordinary course of business consistent with past practice, make any material determinations or interpretations with respect to, any Company Benefit Plan, (8) accelerate the time of funding or payment of, or increase the amount required to fund, any Company Benefit Plan, or fund any rabbi trust or similar arrangement associated with or intended to satisfy liabilities under any Company Benefit Plan, (9) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, other than in connection with the expiration of any Collective Bargaining Agreement that is scheduled to expire during the 18-month period beginning on the date of this Agreement, or (10) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any of its or its Subsidiaries’ directors, officers, contractors or employees;

(M) implement or adopt any change in its financial accounting principles or its methods, other than as may be required by GAAP or applicable Law;

(N) except as otherwise provided in Section 5.14, settle or compromise any litigation, claim, suit, action or proceeding (other than any litigation, claim, suit, action or proceeding in respect of Taxes or Tax matters or in which the Company or one of its Subsidiaries is the plaintiff), except for (1) settlements or compromises that (x) involve monetary remedies with a value not in excess of, with respect to any individual litigation, claim, suit, action or proceeding, $2,000,000.00 (net of any insurance and indemnity, contribution and similar obligations for the benefit of the Company or any of its Subsidiaries in respect thereof) or, in the aggregate with respect to all litigation, claims, suits, actions and proceedings, $10,000,000.00 (net of any insurance and indemnity, contribution and similar obligations for the benefit of the Company or any of its Subsidiaries in respect thereof) and (y) do not impose any material restriction on the business of the Company or the business of its Subsidiaries, (2) settlements of any (x) worker’s compensation or (y) U.S. Equal Employment Opportunity Commission charges or ordinary course of business consistent with past practice U.S. Department of Labor matters or (3) the commencement of any litigation, claim, suit, action or proceeding in the ordinary course of business;

(O) (1) make, change or revoke any material Tax election, other than in the ordinary course of business, (2) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) with respect to a material amount of Taxes for an amount materially in excess of the amount reserved therefor, in accordance with GAAP, by the Company, (3) settle or compromise any material Tax litigation, claim, suit action or proceeding for an amount materially in excess of the amount reserved therefor, in accordance with GAAP, by the Company, or consent to any extension or waiver of the statute of limitations for any U.S. federal income Tax Return, (4) obtain any material Tax ruling that would be binding on Parent for any Tax period (or portion thereof) beginning after the Closing Date, or (5) file any material amended Tax Return;

(P) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.1(b); or

(Q) (1) except in the ordinary course of business consistent with past practice, enter into any Contract which would be considered, or materially amend any Contract in effect as of the date hereof that is considered, a Company Material Contract under Section 3.17(a)(iii) or (xii) or (2) enter into any Contract which would be considered, or materially amend any Contract in effect as of the date hereof that is considered, a Company Material Contract under Section 3.17(a)(iv) or (vi).

(c) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, (i) Parent shall not, and shall not permit any of its Subsidiaries to, knowingly take any action that would prevent, materially delay or materially impede the consummation of the Financing, and (ii) neither Parent nor the Company shall, and shall not permit any of their respective Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person (a “Specified Acquisition”) or enter into any new line of business, if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition or the entering into of such new line of business, as applicable, would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent or the Company to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Entity or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated hereby, (B) materially increase the risk of any Governmental Entity entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated hereby or (C) result in Parent or the Company being required pursuant to Section 5.7 to take, or cause to be taken, or commit to take, or commit to cause to be taken, any action constituting a Triggering Divestiture.

(d) Prior to making any written communications (or oral communications in the nature of a webcast, wide-participant conference call or “town hall”-style meeting), in any case intended for broad-based and general distribution to the employees of the Company or any of its Subsidiaries that relate to compensation and benefit matters and the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication; provided that the Company may make any such communications without prior review and comment from Parent if its content is consistent with information contained in any previously issued press release, public announcement or public filing, or any other communication previously made in accordance with this Section 5.1(d); provided, further, that this Section 5.1(d) shall not apply to any communication with respect to any Company Takeover Proposal or from and after a Company Adverse Recommendation Change.

(e) From and after the date of this Agreement, the Company will notify Parent reasonably promptly of any notice or other communication received by the Company or any of its Subsidiaries from the PBGC regarding any defined benefit pension plan of the Company or any of its Subsidiaries and will take the actions described in Section 5.1 of the Company Disclosure Schedule.

Section 5.2 Access.

(a) For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and its controlled Affiliates, and its and their employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives, reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, to its and its Subsidiaries’ personnel, properties, contracts, commitments, Tax Returns, books and records and such other information concerning its business, properties and personnel as Parent may reasonably request. All access pursuant to this Section 5.2(a) shall be (A) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (B) coordinated through the General Counsel of the Company or a designee thereof.

(b) Notwithstanding anything to the contrary contained in this Section 5.2, no party to this Agreement nor any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in such party’s and its outside legal counsel’s reasonable judgment, (i) jeopardize the attorney-client privilege of such party or any of its Subsidiaries or (ii) conflict with any (A) Law applicable to such party or any of its Subsidiaries or the assets, or operation of the business, of such party or any of its Subsidiaries or (B) Contract to which such party or any of its Subsidiaries is a party or by which any of their assets or properties are bound; provided, however, that in such instances such party shall inform the other party of the general nature of the information being withheld and, upon the other party’s request, reasonably cooperate with the other party to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii).

(c) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of January 18, 2016, between the Company and Parent (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

Section 5.3 No Solicitation.

(a) Except as permitted by this Section 5.3, the Company shall, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees and agents, and shall direct each of its financial advisors, investment bankers, attorneys, accountants and other representatives (collectively, “Representatives”) to not, directly or indirectly, (A) solicit, initiate, or knowingly encourage or facilitate any inquiries regarding, or the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (other than, solely in response to an unsolicited Company Takeover Proposal, to ascertain facts from the Person making such Company Takeover Proposal for the sole purpose of the Company Board of Directors informing itself about such Company Takeover Proposal and the Person that made it and to refer the inquiring Person to this Section 5.3 and to limit its conversation or other communication exclusively to such referral and such ascertaining of facts), or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a Company Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives acting by or on behalf of the Company shall be deemed to be a breach of this Section 5.3 by the Company.

(b) The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Parent and Merger Sub) that may be ongoing with respect to a Company Takeover Proposal. The Company shall (i) use reasonable best efforts to enforce to the fullest extent, and (ii) not release any third party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which the Company is a party or (y) any confidentiality provision in any agreement to which the Company is a party; provided that if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a third party to make a Company Takeover Proposal to the Company Board of Directors.

(c) Notwithstanding anything to the contrary contained in Section 5.3(a) or (b), if at any time after the date of this Agreement and prior to the time, but not after, the Requisite Company Vote is obtained, the Company receives a bona fide written Company Takeover Proposal from any Person that did not result from a breach of this Section 5.3, and if the Company Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal, then the Company and its Representatives may (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person that has made such Company Takeover Proposal and its Representatives; provided that the Company shall substantially concurrently with the delivery to such Person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall promptly (and in any event within 24 hours) notify Parent in writing if the Company takes any of the actions in clauses (i) and (ii) above.

(d) The Company shall promptly (and in no event later than 48 hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or any offer, proposal, inquiry or request for information or discussions relating to the Company or its Subsidiaries that would be reasonably likely to lead to or that contemplates a Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal or offer, proposal, inquiry or request and the material terms and conditions thereof. The Company shall keep Parent reasonably informed, on a reasonably current basis (but in no event more often than once every 48 hours), as to the status of (including any material developments related thereto) such Company Takeover Proposal, offer, proposal, inquiry or request, it being understood that the Company shall also provide Parent with copies of any draft agreements to the extent that any such draft is or would reasonably be expected to be material to the ability of Parent to exercise its rights to propose revisions to this Agreement pursuant to the proviso in Section 5.3(f). The Company will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.3.

(e) Except as expressly permitted by this Section 5.3, neither the Company Board of Directors nor any committee thereof, nor group of directors, formally or informally, acting intentionally and publicly, either directly or indirectly, in a manner materially inconsistent with the Company Recommendation, shall (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent, the Company Recommendation, (B) approve or recommend to the stockholders of the Company, or resolve to or publicly propose or announce its intention to approve or recommend to the stockholders of the Company, a Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to, or that is intended or could reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(c)) (a “Company Acquisition Agreement”) or resolve, publicly propose or agree to do any of the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time, but not after, the Requisite Company Vote is obtained, the Company Board of Directors may make a Company Adverse Recommendation Change if (1) such action is taken in response to an Intervening Event and (2) prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that prior to making such Company Adverse Recommendation Change, (x) the Company has given Parent at least four Business Days prior written notice of its intention to take such action, and specifying, in reasonable detail, the reasons therefor, and (y) upon the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with independent financial advisors and outside legal counsel, that the failure to make a Company Adverse Recommendation Change would continue to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law.

(f) Notwithstanding the foregoing, at any time after the date of this Agreement and prior to the time, but not after, the Requisite Company Vote is obtained, if the Company Board of Directors has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that a written Company Takeover Proposal made after the date hereof that did not result from a breach of this Section 5.3 constitutes a Company Superior Proposal, then the Company Board of Directors may, subject to compliance with this Section 5.3(f), (x) make a Company Adverse Recommendation Change or (y) cause the Company to terminate this Agreement in accordance with Section 7.1(f) in order to enter into a definitive agreement relating to such Company Superior Proposal subject to paying the Company Termination Fee, which shall be paid prior to or concurrently with such termination in accordance with Section 7.3; provided, however, that prior to so making a Company Adverse Recommendation Change or terminating this Agreement, (A) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action, including the material terms and conditions of, and the identity of the Person making, any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal and a copy of any proposed Company Acquisition Agreements, (B) at the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its independent financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and (C) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms and conditions of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (provided that the notice period thereunder shall only be two Business Days) during which time the Company shall be required to comply with the requirements of this Section 5.3(f) anew with respect to such additional notice, including clauses (A) through (C) above of this proviso.

(g) Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided that (i) if such disclosure does not reaffirm the Company Recommendation or state that the Company Recommendation remains unchanged, such disclosure shall be deemed to be a Company Adverse Recommendation Change and (ii) the Company Board of Directors may not effect a Company Adverse Recommendation Change unless permitted to do so by this Section 5.3; provided, further, that notwithstanding anything herein to the contrary, any “stop, look and listen” disclosure in and of itself shall not be considered a Company Adverse Recommendation Change. Nothing contained in this Section 5.3 shall be deemed to limit the proviso set forth in Section 5.9.

Section 5.4 Proxy Filing; Information Supplied. The Company will prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, and in any event within 20 Business Days (subject to Parent’s compliance in all material respects with this Section 5.4), a Proxy Statement in preliminary form relating to the Stockholders Meeting. The Company shall use reasonable best efforts to provide to Parent a draft of the Proxy Statement as promptly as reasonably practicable after the date of this Agreement, and in any event within 17 Business Days after the date of this Agreement. Subject to Section 5.3(e), the Company Board of Directors shall include the Company Recommendation in the Proxy Statement. Parent shall cooperate with the Company in the preparation of the Proxy Statement and furnish all information concerning Parent and Merger Sub that is required in connection with the preparation of the Proxy Statement. The Company agrees, as to it and its Subsidiaries, that at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting the Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Stockholders Meeting (or any adjournment or postponement thereof) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company will promptly, and in any event, within 48 hours, notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and will promptly provide to Parent copies of all written correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. Subject to Section 5.7 and applicable attorney-client privilege, the Company and Parent will each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company will cause the definitive Proxy Statement to be mailed (i) if the SEC provides comments to the preliminary Proxy Statement, as promptly as reasonably practicable (and in any event within five Business Days) after the date the SEC staff advises that it has no further comments thereon or (ii) if, within 10 calendar days after the filing of the preliminary Proxy Statement, the SEC staff has not indicated that it expects to have comments to the preliminary Proxy Statement, as promptly as reasonably practicable (and in any event within five Business Days) after such 10th calendar day.

Section 5.5 Stockholders Meeting. Subject to Section 5.3, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Company Common Stock (the “Stockholders Meeting”) as promptly as reasonably practicable after the date of mailing of the Proxy Statement (and in any event no more than 25 Business Days) to consider and vote upon the adoption of this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.3, the Company’s obligations pursuant to the first sentence of this Section 5.5 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or the Company Board of Directors making a Company Adverse Recommendation Change. Subject to Section 5.3(f), unless the Company shall have made a Company Adverse Recommendation Change, the Company Board of Directors will use its reasonable best efforts to solicit the Requisite Company Vote at the Stockholders Meeting. Prior to the mailing of the Proxy Statement, the Company will engage a proxy solicitor that is reasonably satisfactory to Parent. The Company shall keep Parent reasonably informed regarding its solicitation efforts and proxy tallies following the mailing of the Proxy Statement, including by allowing Parent and its Representatives to participate in any substantive meeting or discussion with such proxy solicitor, in each case, to the extent practicable; provided, however, that the foregoing right for Parent and its Representatives to participate in meetings or discussions shall not apply from and after a Company Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, the Company may only postpone or adjourn the Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Requisite Company Vote, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting, or (iv) with the written consent of Parent, which may be withheld in its sole discretion.

Section 5.6 Employee Matters.

(a) Effective as of the Effective Time and during the one-year period immediately following the Effective Time (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company or its Subsidiaries who continues to be employed by Parent or the Surviving Company or any of their respective Subsidiaries following the Effective Time (collectively, the “Company Employees”), (i) an annual base salary or wage rate, target and maximum short-term annual incentive compensation opportunities and target equity-based incentive compensation opportunities that, in each case, are no less than those provided to such Company Employee immediately prior to the Effective Time and (ii) employee benefits that are substantially similar in the aggregate to the employee benefits provided to such Company Employee immediately prior to the Effective Time; provided that, notwithstanding the foregoing, (A) during the Continuation Period, the non-discretionary matching contribution opportunity in effect for each Company Employee under any 401(k) plan maintained by Parent or any of its Subsidiaries (including the Surviving Company and its Subsidiaries) (a “Parent 401(k) Plan”) in which such Company Employee participates shall be no less favorable than that in effect for such Company Employee immediately prior to the Effective Time under the applicable 401(k) plan maintained by the Company or any of its Subsidiaries (a “Company 401(k) Plan”), (B) a profit sharing contribution shall be made to the applicable Parent 401(k) Plan for each Company Employee participant in respect of (x) calendar year 2016, if the Effective Time occurs in such calendar year, and (y) calendar year 2017, in each case based on a percentage of eligible compensation equal to 8%, and (C) any amounts calculated in accordance with clause (B) that cannot be contributed to the applicable Parent 401(k) Plan due to applicable limitations under the Code shall instead be paid to the applicable Company Employee in a manner consistent with the Company’s past practice regarding such excess amounts. Notwithstanding anything contained herein to the contrary, during the one-year period immediately following the Effective Time, Parent shall continue to maintain or cause to be maintained, without amendment, the severance plan adopted by the Company prior to the Effective Time in accordance with Section 5.6 of the Company Disclosure Schedule (the “Company Severance Plan”), and shall provide, or cause to be provided in accordance with the terms of the Company Severance Plan, to each Company Employee who experiences a severance-qualifying termination under the Company Severance Plan, the severance benefits specified in the Company Severance Plan; provided, however, that if any such Company Employee is entitled to severance benefits under an individual severance, employment or similar agreement, such Company Employee shall receive the severance benefits provided under the terms of such agreement and not the severance benefits set forth in the Company Severance Plan.

(b) Following the Closing Date, Parent shall, or shall cause the Surviving Company to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Company or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Company Employee with the Company and its Subsidiaries (and any predecessor thereto) prior to the Closing Date for purposes of eligibility, vesting and level of benefits under such Post-Closing Plans; provided that such recognition of service shall not (i) apply for purposes of any Post-Closing Plan that is a defined benefit retirement plan or any Post-Closing Plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Company Employee with respect to the same period of service or (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate during the Continuation Period, Parent shall use reasonable best efforts to (A) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time and (B) credit each Company Employee for any co-payments or deductibles incurred by such Company Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c) Notwithstanding anything contained herein to the contrary, with respect to any Company Employees who are covered by a Collective Bargaining Agreement or who are based outside of the United States, Parent’s obligations under this Section 5.6 shall be in addition to, and not in contravention of, any obligations under the applicable Collective Bargaining Agreement or under the Laws of the foreign countries and political subdivisions thereof in which such Company Employees are based.

(d) Parent hereby acknowledges that a “change in control” of the Company or other event with similar import, within the meaning of the Company Benefit Plans that contain such terms, will occur upon the Effective Time.

(e) No later than 30 Business Days following the date hereof, the Company shall make available to Parent (i) a copy of each material Non-U.S. Company Benefit Plan, and the most recent summary plan description and actuarial valuation report relating to such material Non-U.S. Company Benefit Plan, to the extent applicable, and (ii) a list and copies of all Collective Bargaining Agreements covering employees outside of the United States.

(f) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee or other service provider at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Surviving Company, the Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or Affiliates or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.6 shall create any third-party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 5.7 Regulatory Approvals; Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.7(d)), prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notifications required (whether by Law or in order to satisfy the condition set forth in Section 6.1(c)) to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act) required to be obtained or made (whether by Law or in order to satisfy the condition set forth in Section 6.1(c)) by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, (v) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable to consummate the Merger, and (vi) the execution and delivery of any reasonable additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required (whether by Law or in order to satisfy the condition set forth in Section 6.1(c)) consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.7. In that regard, prior to the Closing, each party to this Agreement shall promptly (i) consult with the other parties to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such party with any Governmental Entity or any other information supplied by or on behalf of such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger, and (ii) inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any Substantive Communication from or to any Governmental Entity regarding the Merger, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Entity; provided, however, that Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust consents or approvals and shall lead and direct all submissions to, meetings and communications with any Governmental Entity or other party in connection with antitrust matters, including litigation matters with respect to any Antitrust Law; provided, however, that no party shall participate in any meeting or Substantive Communication with any Governmental Entity in connection with this Agreement and the Merger unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate therein or thereat. Notwithstanding the foregoing and subject to the Confidentiality Agreement and the Joint Defense Agreement between Parent, the Company and their respective counsel dated February 3, 2016, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.7(b) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 5.7, materials provided pursuant to this Section 5.7 may be redacted (i) to remove references concerning the valuation of the Company and the Merger, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

(c) The Company and Parent shall use reasonable best efforts to make or file with the appropriate Governmental Entity all filings, forms, registrations and notifications required (whether by Law or in order to satisfy the condition set forth in Section 6.1(c)) to be filed to consummate the Merger under any applicable Antitrust Law, and subsequent to such filings and subject to the terms and conditions of Section 5.7(b), the Company and Parent will, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. The Company and Parent shall file their notification and report forms under the HSR Act ten Business Days after the date of this Agreement or when advisable. Subject to Section 5.7(b) and the last sentence of this Section 5.7(c), in the event that the parties receive a request for information or documentary material pursuant to any Antitrust Law, including the HSR Act (any such request pursuant to the HSR Act, a “Second Request”), the parties will use their respective reasonable best efforts to submit an appropriate response to, and to certify compliance with, any such request for information or documentary material, and counsel for both parties will closely cooperate during the entirety of any review process pursuant to any Antitrust Law. Notwithstanding the foregoing, Parent may, if Parent in good faith believes it to be necessary or advisable to do so in order to permit the satisfaction of the conditions set forth in Section 6.1(b) and Section 6.1(c) or in order to avoid a Triggering Divestiture, elect not to certify compliance with any such Second Request until the date that is seven months after the date hereof, but in no event shall Parent delay certification of compliance with any such Second Request beyond such date that is seven months after the date hereof. Notwithstanding anything herein to the contrary, neither Parent nor the Company, without the other party’s prior written consent, shall (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling, beyond the date that is eleven months after the date hereof, the expiration or termination of the waiting period applicable to the Merger under the HSR Act or, (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the parties not to complete the Merger (or that would otherwise prevent or prohibit the parties from completing the Merger) prior to any date that is after the date that is eleven months from the date hereof.

(d) Notwithstanding anything to the contrary set forth in this Agreement, Parent and the Company shall, in order to permit the satisfaction of the conditions set forth in Section 6.1(b) and Section 6.1(c) as promptly as practicable (subject to the last sentence of this Section 5.7(d)), (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company, Parent and their respective Subsidiaries (including the Surviving Company and its Subsidiaries) and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company, Parent and their respective Subsidiaries (including the Surviving Company and its Subsidiaries), and (iii) otherwise take or commit to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Company, Parent and their respective Subsidiaries (including the Surviving Company and its Subsidiaries); provided that any such sales, divestitures, licenses, holdings, dispositions, restrictions, changes or similar effects are conditioned upon and become effective only from and after the Effective Time; provided, further, however, that nothing contained in this Agreement shall require Parent or the Company to take, or cause to be taken, or commit to take, or commit to cause to be taken, any divestiture, license, hold separate, sale or other disposition, of or with respect to (A) assets, businesses or product lines of the Company, Parent or any of their respective Subsidiaries (including the Surviving Company and its Subsidiaries) representing, in the aggregate, in excess of $1,500,000,000.00 of Net Sales or (B) Parent’s “Sherwin-Williams,” “Krylon” or “Ronseal” trademark or trade name or any businesses or product lines using any such trademarks or trade names, in each case, in any jurisdiction other than Australia. If requested by Parent, the Company shall agree to any action contemplated by this Section 5.7; provided that any such agreement or action is conditioned on the consummation of the Merger. Without limiting the foregoing, in no event shall the Company (and the Company shall not permit any of its Subsidiaries to) propose, negotiate, effect or agree to any such actions without the prior written consent of Parent. Parent shall use its reasonable best efforts to permit the satisfaction of the conditions set forth in Section 6.1(b) and Section 6.1(c) without taking, or causing to be taken, or committing to take, or committing to cause to be taken, any action that would constitute a Triggering Divestiture, unless and until the Company has requested that Parent offer a Triggering Divestiture or Parent reasonably determines, after communications between Parent and a Governmental Entity to which the Company was a participant and after further consultation with the Company, that undertaking a Triggering Divestiture is necessary in order to permit the satisfaction of the conditions set forth in Section 6.1(b) and Section 6.1(c) by the End Date. Notwithstanding anything herein to the contrary, prior to the earlier of (x) the date that is nine months after the date hereof and (y) the commencement by a Governmental Entity of litigation to prohibit the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, Parent shall not offer or propose, or cause to be offered or proposed, that it take, or cause to be taken, or commit to take, or commit to cause to be taken, any action constituting a Triggering Divestiture.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.7, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(f) The parties agree and acknowledge that, notwithstanding anything herein to the contrary, no filing, notice, approval or clearance pursuant to any Antitrust Law, other than those set forth in Section 6.1(c), is a condition to any party’s obligation to effect the Merger and consummate the transactions contemplated by this Agreement.

Section 5.8 Takeover Statutes. The Company and its Subsidiaries shall not take any action that would cause the transactions contemplated by this Agreement, including the Merger, to be subject to requirements imposed by any takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws (including Section 203 of the DGCL) and regulations (each, a “Takeover Statute”) may become, or may purport to be, applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.9 Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable Law or the applicable rules of any stock exchange; provided, further, that in the case of press releases or public announcements by the Company or Parent with respect to any Company Takeover Proposal or from and after a Company Adverse Recommendation Change, neither the Company nor Parent shall not be required to consult with the other but shall give such other party a copy of any such press release or public announcement prior to the issuance thereof.

Section 5.10 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Organizational Documents and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company or in any agreement set forth on Section 5.10(a) of the Company Disclosure Schedule (an “Indemnity Agreement”), each as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of not less than six years after the Effective Time, Parent shall cause the Surviving Company to indemnify, defend and hold harmless, and advance expenses to, the Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent provided by: (i) the Company Organizational Documents or the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company as in effect on the date of this Agreement; (ii) any Indemnity Agreement between any such Indemnified Party on the one hand and the Company or any of its Subsidiaries on the other hand, as in effect on the date of this Agreement; and (iii) applicable Law.

(b) Without limiting the provisions of Section 5.10(a), from and after the Effective Time, Parent shall and shall cause the Surviving Company to, in each case, to the fullest extent permitted by applicable Law: (i) indemnify, defend and hold harmless each Indemnified Party from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement (including, in each case, any interest or assessments thereon) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time; and (ii) pay the expenses of any Indemnified Party incurred in connection with any such claim, action, suit, proceeding or investigation, in each case, to the extent that such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to the Company Organizational Documents, the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company, any Indemnity Agreement or applicable Law. Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them (and local counsel in each necessary jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(c) For a period of six years after the Closing and at all times subject to applicable Law, Parent shall not (and shall not cause or permit the Surviving Company or any its Subsidiaries or any of Parent’s other Subsidiaries or Affiliates to) amend or modify in any way adverse to the Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the organizational documents of the Surviving Company or its Subsidiaries to make them less favorable to the Indemnified Parties or the beneficiaries thereof than the provisions which are currently provided by the Company and its Subsidiaries. In addition, Parent will obtain, or cause the Surviving Company to obtain, for a period of not less than six years after the Effective Time, the Indemnified Parties who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy of the Company; provided that Parent and the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium paid as of the date hereof by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage at any time exceed such amount, Parent or the Surviving Company shall obtain a policy which, in its good faith determination, provides the greatest coverage available for a cost not exceeding such amount. Notwithstanding anything in this Agreement to the contrary, the Company may, and at Parent’s request shall, purchase a “tail” directors’ and officers’ insurance and indemnification policy; provided that payment for insurance coverage provided by such “tail” directors’ and officers’ insurance policy shall not exceed 300% of the annual premium paid as of the date hereof by the Company. Any such “tail” directors’ and officers’ insurance policy will satisfy Parent’s obligations under this Section 5.10(c) to obtain D&O Insurance.

(d) The Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10. The provisions of this Section 5.10 are intended to be for the benefit of each Indemnified Party and his or her successors, heirs and representatives.

(e) This Section 5.10 shall survive the consummation of the Merger and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Company and its Subsidiaries, and shall be enforceable by the Indemnified Parties and their successors, heirs or representatives. In the event that Parent, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such other Person or the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to its obligations set forth in this Section 5.10.

Section 5.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Financing and Financing Cooperation.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper, in each case, regardless of whether the Adjusted Per Share Price or the Baseline Per Share Price is the Per Share Price, to obtain the Financing contemplated by the Commitment Letter on or prior to the Closing Date on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to: (i) maintain in effect the Commitment Letter and any Definitive Debt Financing Agreements and comply with its obligations thereunder; (ii) satisfy or if applicable use reasonable best efforts to cause to be satisfied (or, if deemed advisable by Parent, seek a waiver of) on a timely basis all conditions to the funding of the Financing (including the Financing Conditions) set forth in the Commitment Letter and the Definitive Debt Financing Agreements; and (iii) negotiate and enter into definitive debt financing agreements on the terms and subject to the conditions contemplated by the Commitment Letter (including, if necessary, any “flex” provisions) (the “Definitive Debt Financing Agreements”). Upon the reasonable request of the Company, Parent shall provide the Company information in reasonable detail about the status of its efforts to arrange the Financing contemplated by the Commitment Letter and any other financing and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the Financing necessary to pay the Merger Amount contemplated by the Commitment Letter.

(b) Prior to the Closing, Parent shall not, and shall not permit Merger Sub to, agree to or permit any termination, amendment, replacement or other modification of the Commitment Letter or Definitive Debt Financing Agreements if such termination, amendment, replacement or modification (i) reduces the aggregate amount of the Financing or (ii) imposes new or additional conditions or other terms or otherwise modifies any of the conditions to the receipt of the Financing or other terms in a manner that would reasonably be expected to (x) delay or prevent the Closing or (y) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur, other than, in each case, (A) a waiver of any closing conditions by lender(s) or their agent or (B) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date hereof or to reassign titles to such parties who had executed the Commitment Letter as of the date hereof. Upon any such amendment, replacement or modification, the term “Commitment Letter” and “Definitive Debt Financing Agreement” shall mean the Commitment Letter or Definitive Debt Financing Agreement, as applicable, as so amended, replaced or modified. Parent shall promptly deliver to the Company copies of any such amendment, replacement or other modification of the Commitment Letter.

(c) Notwithstanding anything contained in clause (b) above to the contrary, in addition to the rights of Parent set forth in clause (b) above, Parent shall have the right to substitute the proceeds of consummated equity offerings or debt offerings or incurrences of debt for all or any portion of the Financing contemplated by the Commitment Letter by reducing commitments under the Commitment Letter; provided that (i) to the extent any such equity or debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earliest of the consummation of the Merger on the Closing Date, the termination of this Agreement and the End Date and (ii) the conditions to the use of such proceeds to pay the Merger Amounts shall be no more restrictive than the conditions set forth in the Commitment Letter.

(d) If all or any portion of the Financing necessary for Parent to pay the Merger Amount becomes unavailable, then Parent shall use its reasonable best efforts to arrange and obtain, as promptly as practicable, from the same and/or alternative financing sources, alternative financing in an amount sufficient to consummate the transactions contemplated by this Agreement and pay the Merger Amounts. In the event any alternative financing is obtained in accordance with this Section 5.12(d) (“Alternative Financing”), references in this Agreement to the Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Commitment Letters and the Definitive Debt Financing Agreements shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Parent pursuant to this Section 5.12 shall be applicable thereto to the same extent as Parent’s obligations with respect to the Financing.

(e) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective officers, directors, employee, attorneys, accountants and other Representatives to, use reasonable best efforts to provide all customary cooperation reasonably requested by Parent that is necessary in connection with arranging, obtaining and syndicating the Financing and any other financing or refinancing transactions undertaken by Parent or its Subsidiaries in connection with the Merger, in each case, to the extent such cooperation is customarily provided for financings of the type contemplated by the Commitment Letter, including using reasonable best efforts to (A) make one or more members of senior management of the Company available, for a reasonable number of meetings or telephone calls, at reasonable times and locations mutually agreed, and upon reasonable notice, to participate in the preparation of customary offering and syndication documents and materials, including registration statements, prospectuses and prospectus supplements, private placement or offering memoranda, bank information memoranda, bank syndication material and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, in connection with the marketing efforts of Parent, Merger Sub and the Financing Sources related to the Financing (all such documents and materials, collectively, the “Offering Documents”), (B) furnish to Parent all Company Information as may be reasonably requested by Parent to assist in the preparation of the Offering Documents or in connection with the syndication and marketing of the Financing, (C) provide information that is reasonably available or readily obtainable regarding the Company and its Subsidiaries reasonably necessary to assist Parent in preparing pro forma financial statements required by SEC Regulation S-X for registered offerings of securities in connection with the Financing, (D) make one or more members of senior management of the Company available for a reasonable number of meetings or telephone calls, at reasonable times and locations mutually agreed, and upon reasonable notice, in due diligence sessions, drafting sessions, management presentations, rating agency presentations, lender meetings (including one-on-one meetings) and one or more road shows related to the Financing, (E) assist Parent in obtaining any corporate credit and family ratings and, if applicable, facility ratings from any ratings agency relating to the Financing, (F) request the Company’s independent auditors to cooperate with Parent’s independent auditors, participate in accounting due diligence sessions and provide accountant’s comfort letters and consents, (G) assist in the preparation of Definitive Debt Financing Agreements and related definitive documents, including guarantees (if required) and other certificates and documents as may be requested by Parent, (H) provide authorization letters to the Financing Sources authorizing the distribution of information provided by the Company to prospective lenders containing a representation to the Financing Sources that the information provided by the Company for inclusion in the public side versions of such documents, if any, does not include material non-public information about the Company or its Subsidiaries or their respective securities and (I) provide at least five Business Days prior to the anticipated Closing all documentation and other information about the Company or any of its Subsidiaries or Affiliates required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent reasonably requested at least ten Business Days prior to the anticipated Closing.

(f) Parent will be permitted to commence and conduct offers to purchase or exchange, and conduct consent solicitations with respect to, any or all of the outstanding series of senior notes of the Company (the “Company Notes”), on such terms and conditions, including pricing terms and amendments to the terms and provisions of the applicable indenture, that are specified, from time to time, by Parent (each, a “Debt Offer” and collectively, the “Debt Offers”) and which are permitted by the terms of such Company Notes, the applicable indentures and applicable Law, including SEC rules and regulations; provided that any such Debt Offer shall be consummated substantially simultaneously with or after the Closing using funds provided by Parent. Parent shall consult with the Company regarding the material terms and conditions of any Debt Offer, including the timing and commencement of any Debt Offer and any tender deadlines. Parent shall not be permitted to commence any Debt Offer until Parent shall have provided the Company with the necessary offer to purchase, consent solicitation statement, letter of transmittal or press release, if any, in connection with the Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on such Debt Offer Documents. In addition, Parent shall not be permitted to commence any Debt Offer until the date that is 60 days prior to the first date on which the Company and Parent reasonably expect the Closing may occur. The closing of the Debt Offers shall be expressly conditioned on the occurrence of the Closing. Subject to Section 5.12(g), the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective officers, directors, employee, attorneys, accountants and other Representatives to, use reasonable best efforts to provide all reasonable cooperation reasonably requested by Parent in connection with any Debt Offer (including, to the extent required by the policies or procedures of the Depository Trust Company (“DTC”) in connection with any consent solicitation that is part of any Debt Offer, the Company conducting any such consent solicitation); provided that neither the Company nor counsel for the Company shall be required to furnish any legal opinions or negative assurance letters in connection with the Debt Offers (other than, in connection with any consent solicitation conducted by the Company, the Company using reasonable best efforts to deliver and to cause counsel for the Company to deliver, customary legal opinions, to the extent such opinions would not conflict with applicable Law and would be accurate in light of the facts and circumstances at the time delivered). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Offers will be selected by Parent after consultation with the Company and their fees and out-of-pocket expenses will be paid directly by Parent. Notwithstanding anything to the contrary set forth in this Agreement, the condition set forth in Section 6.2(b), as it applies to the Company’s obligations under this Section 5.12(f), shall be deemed satisfied.

(g) No obligations of the Company or any of its Subsidiaries or any of its or their respective officers, directors, employees, attorneys, accountants or other Representatives under any certificate, document or instrument delivered pursuant to this Section 5.12, including in respect of any Debt Offer (other than any authorization letters delivered pursuant to Section 5.12(e)(G), any Form W-9 delivered pursuant to Section 5.12(e)(I), and any certificate, document or instrument reasonably required by DTC or any dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any consent solicitation that is part of any Debt Offer) shall be required to be effective until the Effective Time. In addition, notwithstanding anything in this Section 5.12 or in Section 5.13 to the contrary, in fulfilling its obligations pursuant to this Section 5.12, including in respect of any Debt Offer, or Section 5.13, (i) none of the Company, its Subsidiaries or its or their respective officers, directors, employees and agents or other Representatives shall be required to (w) pay any commitment or other fee, provide any security or incur any Liability or obligation in connection with the Financing or any other financing or refinancing transactions undertaken by Parent or its Subsidiaries in connection with the Merger prior to the Effective Time, except such expenses for which Parent is obligated to reimburse the Company or, if reasonably requested by the Company, for which funds that are actually necessary to pay such expenses are provided in advance by Parent to the Company, (x) take or permit the taking of any action that would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without lapse of time, or both) under, the Company Organizational Documents or the organizational documents of any Subsidiary of the Company, or any applicable Law or material contracts of the Company or any of its Subsidiaries, (y) pass resolutions or consents or approve or authorize the execution of the Financing or the definitive financing arrangements or any Debt Offer or any Debt Offer Documents (other than to the extent required by Section 5.12(f) and by the reasonable requirements of any dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Offers in connection with any consent solicitations that are part of the Debt Offers), or (z) provide any cooperation that, in the opinion of the Company, would unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (ii) Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 5.12 or Section 5.13 (including reasonable attorneys’ fees, but excluding, for the avoidance of doubt, the costs of the preparation of any annual or quarterly financial statements). Parent shall indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with (1) the Financing and any other financing or refinancing transactions undertaken by Parent or its Subsidiaries in connection with the Merger (other than to the extent resulting from information provided to Parent in writing by the Company or its Subsidiaries), except in the event such loss or damage arises out of or results from the gross negligence, willful misconduct or bad faith by the Company or its Subsidiaries in fulfilling their obligations pursuant to this Section 5.12 or Section 5.13 and (2) any Debt Offers. Subject to Parent’s indemnification obligations under this Section 5.12, the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the initial syndication or marketing of such Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letter) by or to Parent or any of its Affiliates or any other financing transaction, or the commencement or consummation of a Debt Offer with respect to any series of Company Notes, be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 5.13 Treatment of Certain Indebtedness. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices and to take all other reasonable actions to cause (a) the repayment in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank) of all amounts and other obligations then outstanding under and (b) the termination (to the extent provided therein and pursuant to the terms thereof) on the Closing Date of (such repayments and terminations, the “Existing Credit Facility Termination”) that certain Amended and Restated Credit Agreement, dated as of December 16, 2013, among the Company, Wells Fargo Bank, National Association, as administrative agent, and the Subsidiaries of the Company, lenders and other financial institutions party thereto (the “Credit Agreement”), including using reasonable best efforts to obtain a payoff letter in customary form from the agent under the Credit Agreement and, if applicable, Lien release, documentation. Parent shall provide all funds required to effect the Existing Credit Facility Termination. In no event shall the receipt of any such payoff letter or the consummation of the Existing Credit Facility Termination, or of any other financing termination or the release of any Lien, be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.14 Transaction Litigation. Each party shall promptly (and in any event, within one Business Day) notify the other parties hereto in writing of any stockholder litigation or other litigation or proceedings brought or threatened in writing against it and/or its directors or executive officers or Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement and shall keep the other parties hereto sufficiently informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties hereto and their Representatives such information relating to such litigation or proceedings as may be reasonably requested). Each party shall, subject to the preservation of privilege and confidential information, give the other parties hereto the opportunity to participate in (but not control) its defense or settlement of any stockholder litigation or other litigation or proceeding against it and/or its directors or executive officers or Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement and shall give due consideration to such other parties’ advice with respect to such litigation or proceeding. No party shall cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such litigation or proceeding commenced without the prior written consent of the other parties hereto (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.15 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either of the parties to the Merger, the officers of the Surviving Company shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 5.16 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

Section 5.17 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Company, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the New York Stock Exchange to cause the delisting of the Company and of the shares of Company Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) at or prior to the Effective Time of the following conditions:

(a) the Requisite Company Vote shall have been obtained;

(b) no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted that remains in effect or be effective, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the Merger; and

(c) (i) all waiting periods applicable to the Merger under the HSR Act shall have expired or been terminated, and (ii) all other filings, notices, approvals and clearances identified in Section 6.1(c) of the Company Disclosure Schedule have been obtained or filed or shall have occurred.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent at or prior to the Effective Time of the following additional conditions:

(a) (i) The representations and warranties of the Company set forth in Article III that are qualified by a “Material Adverse Effect” qualification (including the entirety of Sections 3.1(a) (other than the first sentence), 3.3(b), 3.3(c) and 3.10(b)) shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date, (ii) other than Section 3.1(a) (first sentence only) and Sections 3.2(a), 3.3(c)(ii), 3.10(b), 3.18 and 3.19, the representations and warranties of the Company set forth in Article III that are not qualified by a “Material Adverse Effect” qualification shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, (iii) the representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, (iv) the representations and warranties of the Company set forth in Section 3.1(a) (first sentence only) and Sections 3.3(c)(ii), 3.18 and 3.19 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (v) the representations and warranties of the Company set forth in Section 3.10(b) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii), (iv) and (v), as applicable) only as of such date or period. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions set forth in this Section 6.2(a) have been satisfied.

(b) The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions set forth in this Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (in writing) by the Company at or prior to the Effective Time of the following additional conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in Article IV that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of Parent and Merger Sub set forth in Article IV (other than Section 4.1 (first two sentences only) and Sections 4.2(a), 4.2(c)(ii), 4.3 and 4.7) that are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (iii) the representations and warranties of Parent and Merger Sub set forth Section 4.1 (first two sentences only) and Sections 4.2(a), 4.2(c)(ii) and 4.7 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (iv) the representations and warranties of Parent and Merger Sub set forth in Section 4.3 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv), as applicable) only as of such date or period. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in this Section 6.3(a) have been satisfied.

(b) Each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in this Section 6.3(b) have been satisfied.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent;

(b) by the Company or Parent, if the Closing shall not have occurred on or prior to 5:00 p.m. Eastern Time, on March 21, 2017 (the “Original End Date”); provided, however, that if as of the Original End Date or the First Extended End Date (as defined below) any of the conditions set forth in Section 6.1(b) (solely to the extent such condition has not been satisfied due to an order or injunction arising under any Antitrust Law) or Section 6.1(c) shall not have been satisfied or waived (to the extent permitted), either Parent or the Company may, in its respective sole discretion: (1) at any time not more than 30 days prior to the Original End Date, elect to extend the Original End Date for a period of three months (the Original End Date as so extended, the “First Extended End Date”), and (2) thereafter either Parent or the Company, may in its respective sole discretion at any time not more than 30 days prior to the First Extended End Date, elect to extend for another period of up to three months (the First Extended End Date, as so further extended, the “Second Extended End Date” and, each of the First Extended End Date and the Second Extended End Date, the “Extended End Date,” and the Original End Date, or, if extended, the Extended End Date then in effect, the “End Date”), it being agreed that there shall be no more than two such extensions pursuant to this Section 7.1 in the aggregate for all parties pursuant to this proviso and that in no event shall the End Date occur after 5:00 p.m. Eastern Time on September 21, 2017. Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the intentional material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c) by either the Company or Parent, if an order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if such order resulted due to the intentional material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(d) by the Company, if Parent or Merger Sub shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is 30 days following written notice from the Company to Parent describing such breach or failure in reasonable detail;

(e) by Parent, if the Company shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement (other than those governed by Section 5.3, Section 5.4 or the first sentence of Section 5.5), which breach, inaccuracy or failure to perform (i) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is 30 days following written notice from the Company to Parent describing such breach or failure in reasonable detail;

(f) at any time prior to the time the Requisite Company Vote is obtained, by the Company, in accordance with Section 5.3(f);

(g) by Parent, if: (i) the Company Board of Directors shall have effected a Company Adverse Recommendation Change; or (ii) the Company shall have breached (except for any de minimis breach) any of its obligations under Section 5.3 or Section 5.4 or the first sentence of Section 5.5; or

(h) by either the Company or Parent, if the Requisite Company Vote has not been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting taken in accordance with this Agreement.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Confidentiality Agreement and the provisions of Section 5.12(e) (final sentence), this Section 7.2, Section 7.3 and Article VIII shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in Section 5.12(e) (final sentence) and Section 7.3; provided, however, that nothing herein shall relieve (a) any party from any Liability for any failure to consummate the transactions contemplated by this Agreement, including the Merger, if required to pursuant to this Agreement (it being understood that the failure of Parent or Merger Sub to receive the proceeds of the Financing or of any alternative financing shall not relieve Parent or Merger Sub from any such liability or of their obligations to consummate any of the transactions contemplated hereby, including the Merger), or (b) any party hereto from Liability for a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity.

Section 7.3 Termination Fee.

(a) If: (i) this Agreement is terminated by the Company pursuant to Section 7.1(f), (ii) this Agreement is terminated by Parent pursuant to Section 7.1(g) or (iii) (A) after the date of this Agreement, a Company Takeover Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Company Takeover Proposal”) (a “Qualifying Transaction”) shall have been publicly made and not withdrawn, (B) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (if the Company is in material breach of its obligations pursuant to Section 5.7), Section 7.1(e) or Section 7.1(h) and (C) at any time on or prior to the twelve-month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Qualifying Transaction or completes a Qualifying Transaction; then in any of such event in clause (i), (ii) or (iii) above, the Company shall pay to Parent the Company Termination Fee in immediately available funds, in the case of clause (i), in accordance with Section 5.3(f), in the case of clause (ii), within two Business Days after such termination, and in the case of clause (iii), upon the earlier of the announcement of its entering into a definitive agreement related to, consummation of any Qualifying Transaction.

(b) Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee shall become due and payable in accordance with this Section 7.3, from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with this Section 7.3, the Company shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than for any Liability arising from a Willful Breach of this Agreement as set forth in Section 7.2 and this Section 7.3. Each of the parties hereto acknowledges that the Company Termination Fee is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Company Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to payment of the Company Termination Fee on more than one occasion.

(c) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Company Termination Fee, then the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2% per annum.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses; Transfer Taxes.

(a) Except as otherwise provided in this Agreement (including in Section 5.12(a), and Section 7.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

(b) Except as otherwise provided in Section 2.2(d), all transfer, documentary, sales, use, stamp, registration and other such similar non-income Taxes imposed with respect to the transfer of Company Common Stock pursuant to the Merger shall be borne by Parent or Merger Sub and expressly shall not be a liability of holders of Company Common Stock.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement.

(a) The parties’ rights in this Section 8.5 are an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to any remedy referred to in this Section 8.5. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 7.3). In the event any party seeks any remedy referred to in this Section 8.5, such party shall not be required to prove damages or obtain, furnish, provide or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, providing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

(b) Notwithstanding the provisions of Section 8.5(a) and without limiting the provisions of Section 8.15, the Company (i) agrees that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity and whether in contract or in tort or otherwise, against the Financing Sources in any way related to this Agreement or any of the transactions contemplated by this Agreement (including any dispute arising out of or relating to the Financing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court thereof, (ii) agrees that any such action will be governed by the laws of the State of New York (except as otherwise set forth in the Commitment Letter), (iii) agrees to waive and hereby waives, irrevocably and unconditionally, any right to a trial by jury in any such action and (iv) agrees to waive and hereby waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO).

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified; provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent or Merger Sub:

The Sherwin-Williams Company

101 W. Prospect Ave.

Cleveland, Ohio 44115

Facsimile:	(216) 566-2947
Attention:	Sean P. Hennessy, Senior Vice President - Finance and Chief Financial Officer
Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary
Email:	sphennessy@sherwin.com
cathy.kilbane@sherwin.com

with a copy (which shall not constitute notice) to:

Jones Day

222 East 41st Street

New York, New York 10017

Facsimile:	(212) 755-7306
Attention:	Robert A. Profusek, Esq.
James P. Dougherty, Esq.
Email:	raprofusek@jonesday.com
jpdougherty@jonesday.com

To the Company:

The Valspar Corporation

P.O. Box 1461

Minneapolis, Minnesota 55415

Facsimile:	(612) 486-7979
Attention:	Rolf Engh, Executive Vice President, General Counsel and Secretary
Email:	rengh@valspar.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile:	(212) 403-2000
Attention:	Andrew R. Brownstein, Esq.
Mark Gordon, Esq.
Email:	ARBrownstein@wlrk.com
MGordon@wlrk.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement and the Joint Defense Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, (i) any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub and (ii) Section 8.5, this Section 8.11, Section 8.13(b) and Section 8.15 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing

Sources without the prior written consent of the Financing Sources. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except for Section 8.5, Section 8.11, this Section 8.13(b) and Section 8.15 which will inure to the benefit of the Financing Sources and their respective successors, legal representatives and permitted assigns, all of whom are expressly intended to be third-party beneficiaries thereof and with respect to their rights thereunder. Notwithstanding the foregoing, each Company Indemnified Party shall be an express third-party beneficiary of and shall be entitled to rely upon Section 5.10 and this Section 8.13; and following the Effective Time each former stockholder of the Company shall be an express third-party beneficiary of and shall be entitled to obtain the Merger Consideration to which it is entitled pursuant to the provisions hereof.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, the Company agrees that it will not have any rights or claims against any Financing Source (in their capacity as such) or any of their respective officers, directors, employees, agents, advisors and representatives in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or in equity, in Contract, tort or otherwise.

Section 8.16 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner. References in this Agreement (except as specifically otherwise defined) to “Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.16(a) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.16(a) of the Company Disclosure Schedule.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Adjusted Per Share Price” means $105.00 per share in cash.

(ii) “Acceptable Confidentiality Agreement” means any confidentiality agreement that contains confidentiality provisions that are, in the aggregate, no less favorable to the Company than those contained in the Confidentiality Agreement.

(iii) “Baseline Per Share Price” means $113.00 per share in cash.

(iv) “Bribery Legislation” means all and any of the following: the FCPA; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Company or any of its Subsidiaries operates.

(v) “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

(vi) “Business Plan” means the Company’s 2016 business plan, a copy of which was made available to Parent prior to the date hereof.

(vii) “Code” means the Internal Revenue Code of 1986, as amended.

(viii) “Company Benefit Plan” means each compensatory or employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, (A) that is maintained by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, or (B) to which the Company or any Subsidiary contributes or is obligated to contribute or would reasonably be expected to have any Liability, other than a Multiemployer Plan and other than any plan or program maintained by a Governmental Entity to which the Company or any of its affiliates contribute pursuant to applicable Laws.

(ix) “Company Equity Awards” means the Company Options, Company RSU Awards, Company PSU Awards and Company Restricted Shares.

(x) “Company Information” means: (i)(A) audited consolidated balance sheets and related statements of income, comprehensive income, stockholder’s equity and cash flows of the Company for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date prepared in accordance with GAAP and (B) unaudited interim consolidated balance sheets and related statements of income, comprehensive income, stockholder’s equity and cash flows of the Company for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (but excluding any fourth quarter of any fiscal year) prepared in accordance with GAAP and reviewed by the auditors of the Company as provided in Statement on Auditing Standards No. 100, in each case of the type and form required by SEC Regulation S-X for registered offerings of securities under the Securities Act; and (ii) in each case to the extent reasonably available or readily obtainable by the Company, audit reports and draft comfort letters (including “negative assurance comfort”), in each case, to the extent the auditors are prepared to deliver such audit reports and draft comfort letters and solely upon completion of customary procedures, and any information reasonably necessary for the preparation of the pro forma financial statements by Parent for use in a registered offering of securities under the Securities Act, provided that such other information is reasonably requested in writing by Parent and is of the type and only to the extent required by Regulation S-X and Regulation S-K of the SEC and other accounting rules and regulations of the SEC for registered offerings of securities under the Securities Act or that is customarily included in an offering memorandum for the private placement of high yield securities pursuant to Rule 144A promulgated under the Securities Act; and will use reasonable best efforts to provide such financial information (x) such that when taken as a whole it does not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which they were made, not misleading, and (y) if applicable, as to which the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained therein.

(xi) “Company Superior Proposal” means a Company Takeover Proposal, substituting “fifty percent (50%)” for “twenty percent (20%),” that the Company Board of Directors determines in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of the Company Takeover Proposal, including the financing terms thereof, and such other factors as the Company Board of Directors considers to be appropriate, to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement.

(xii) “Company Takeover Proposal” means any bona fide proposal or offer made by any Person or group of related Persons (other than Parent and its Subsidiaries), and whether involving a transaction or series of related transactions, for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any Person or group of related Persons (other than Parent and its Subsidiaries) of more than twenty percent (20%) of the assets of the Company and its Subsidiaries, on a consolidated basis (in each case, including securities of the Subsidiaries of the Company), or (iii) the direct or indirect acquisition by any Person or group of related Persons (other than Parent and its Subsidiaries) of more than twenty percent (20%) of the shares of Company Common Stock then issued and outstanding.

(xiii) “Company Termination Fee” means a cash amount equal to $300,000,000.00.

(xiv) “Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding, whether written or oral.

(xv) “Environmental Law” means any Law or common law (A) relating to pollution or the protection, preservation or restoration of the environment (including indoor or outdoor air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or Release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, sale, distribution, manufacture, notification, reporting, registration, importing or disposal of) any Hazardous Materials or products containing Hazardous Materials or relating to human health and safety with respect to any Hazardous Materials or (B) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.

(xvi) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(xvii) “Financing” means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter, including the offering or private placement of debt securities or borrowing of loans contemplated by the Commitment Letter and any related engagement letter.

(xviii) “Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Commitment Letter or in connection with all or any part of the Financing described therein, or replacement debt financings, in connection with the transactions contemplated hereby, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto.

(xix) “Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

(xx) “Hazardous Materials” means all substances or materials defined or regulated as hazardous, a pollutant or a contaminant or otherwise under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

(xxi) “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (A) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business), (D) all lease obligations of such Person capitalized on the books and records of such Person, (E) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (F) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (G) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (H) all guarantees of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person.

(xxii) “Intellectual Property” means all intellectual property and similar proprietary rights existing anywhere in the world associated with: (A) patents, including design patents and utility patents, and patent applications, including continuations, divisionals, continuations-in-part, utility models, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (B) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (C) copyrights (including such rights in software) and registrations and applications therefor, and works of authorship (collectively, “Copyrights”), (D) designs, databases and data compilations, and (E) trade secrets and other proprietary and confidential information, including know-how, inventions (whether or not patentable), processes, formulations, technical data and designs, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

(xxiii) “Intervening Event” means any material change, event, effect, occurrence, consequence or development relating to the Company that (A) is unknown and not reasonably foreseeable as of the date hereof and (B) does not relate to any Company Takeover Proposal.

(xxiv) “IT Assets” means the computers, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

(xxv) “Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

(xxvi) “made available” to Parent and words of similar import means that, at 5:00 p.m. at least one Business Day prior to the date hereof, the information or document (i) has been posted to the electronic data site maintained by the Company in connection with the transactions contemplated by this Agreement, (ii) has been included in any SEC Document of the Company publicly filed with the SEC from and after November 1, 2014 and prior to the date hereof, or (iii) has been sent via email to Parent’s internal or external counsel.

(xxvii) “Material Adverse Effect” means, with respect to the Company, (a) any change, fact, effect, event, occurrence or development that has a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole, excluding, however, the impact of (i) any changes or developments in domestic or any foreign market or domestic, foreign or global economic conditions generally, including (A) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (B) any changes or developments in or affecting domestic or any foreign interest or exchange rates, (ii) changes in GAAP or any official interpretation or enforcement thereof, (iii) changes in Law or any changes or developments in the official interpretation or enforcement thereof by Governmental Entities, (iv) changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism), including any worsening of such conditions threatened or existing on the date of this Agreement, (v) changes or developments in the business or regulatory conditions affecting the industries in which the Company or any of its Subsidiaries operate, (vi) the announcement of this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, financing sources, customers, suppliers or partners), (vii) weather conditions or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters), (viii) the loss of business with customers that are or become major customers of Parent or its Subsidiaries, (ix) a decline in the trading price or trading volume of the Company’s common stock or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries but not, in any case, the underlying causes thereof, (x) the failure to meet any projections, guidance, budgets, forecasts or estimates, but not, in any case, including the underlying causes thereof, (xi) any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent, and (xii) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger; except, with respect to clauses (i), (ii), (iii), (iv), (v) and (vii), to the extent that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate.

(xxviii) “Net Sales” means net sales, it being agreed that the calculation of net sales with respect to any asset, business or product line shall be measured by reference to the net sales for the corresponding asset, business or product line of the Company (using the net sales associated therewith for the fiscal year ended October 30, 2015), regardless of which asset, business or product line is actually divested; provided, however, that the net sales associated with any asset, business or product line of the Company or its Subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia shall not count towards the $650,000,000.00 set forth in the definition of “Triggering Divestiture” or the $1,500,000,000.00 set forth in Section 5.7(d); provided, further, that the net sales associated with any asset, business or product line of Parent or its Subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia shall count towards the aforesaid $650,000,000.00 or the aforesaid $1,500,000,000.00.

(xxix) “Non-U.S. Company Benefit Plan” means each Company Benefit Plan that is maintained outside the jurisdiction of the United States.

(xxx) “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

(xxxi) “Parent Material Adverse Effect” means, with respect to Parent, any fact, change, event, occurrence or development that has a material adverse effect on Parent’s ability to timely consummate the transactions contemplated hereby (including the Merger and obtaining the financing necessary to pay the Merger Consideration or any other Merger Amount).

(xxxii) “Permitted Lien” means (A) any Lien for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established by the Company in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (i) with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof or (iii) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of the Company and its Subsidiaries and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that the Company and its Subsidiaries and their assets are materially in compliance with the same, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among a Person and its wholly owned Subsidiaries, (F) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the respective Company Owned Real Property or Company Leased Real Property or otherwise materially impair the business operations of the Company and its Subsidiaries, (G) Liens that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(xxxiii) “Per Share Price” means the Baseline Per Share Price; provided that if and only if a Triggering Event occurs, the Per Share Price shall mean the Adjusted Per Share Price.

(xxxiv) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

(xxxv) “Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(xxxvi) “Sanctioned Country” means any of Crimea, Cuba, Iran, North Korea, Sudan and Syria.

(xxxvii) “Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union, or the United Nations, including (A) any Person identified in any list of sanctioned person maintained by (i) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (B) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (C) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (A) or (B).

(xxxviii) “Sanctions Laws” means all Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Person, the ability to engage in transactions with specified Persons or countries, or the ability to take an ownership interest in assets of specified Person or located in a specified country, including any Laws threatening to impose economic sanctions on any Person for engaging in proscribed behavior.

(xxxix) “SEC Document” means all forms, documents and reports filed or furnished by the Company or any of its Subsidiaries, including all exhibits thereto and documents incorporated by reference therein.

(xl) “Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

(xli) “Significant Subsidiary” has the meaning ascribed to it in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

(xlii) “Substantive Communication” means any communication relating to merits; remedies (including divestitures and potential divestiture buyers, any consent decree or other settlement agreement or any regulatory commission vote); timing agreement; or timing of any significant decision or significant action in connection with any regulatory approval or clearance.

(xliii) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies or other similar assessments imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, premium, property (real or personal) and estimated taxes, customs duties and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

(xliv) “Tax Return” means any return, declaration, election, report or similar filing (including any attached schedules, supplements and additional or supporting material) required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments thereof), or with respect to or accompanying requests for the extension of time in which to file any such report, declaration, election, report or similar filing and including TD Form 90-22.1 (and its successor form, FinCEN Form 114).

(xlv) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the administration or collection of such Tax for such Governmental Entity.

(xlvi) “Top Customers” means those customers of the Company and its Subsidiaries that are the top 10 customers measured by dollar value of total sales for the twelve months ended October 30, 2015, and are set forth on Section 3.22(a) of the Company Disclosure Schedule.

(xlvii) “Top Suppliers” means those suppliers of the Company and its Subsidiaries that are the top 10 suppliers measured by dollar value of the total sales for the twelve months ended October 30, 2015, and are set forth on Section 3.22(b) of the Company Disclosure Schedule.

(xlviii) “Triggering Divestiture” means the divestiture, license, hold separate, sale or other disposition, solely to the extent necessary to fulfill the conditions set forth in Section 6.1(b) (solely to the extent necessary under any Antitrust Law) or Section 6.1(c), of or with respect to all of the assets, businesses or product lines of the Company, Parent or any of their respective Subsidiaries representing, in the aggregate, in excess of $650,000,000.00 of Net Sales.

(xlix) “Triggering Event” shall be deemed to have occurred if and only if Parent is required pursuant to Section 5.7 to take, or cause to be taken, or commit to take, or cause to be taken, any action constituting a Triggering Divestiture.

(l) “U.S. Company Benefit Plan” means, each Company Benefit Plan that is not a Non-U.S. Company Benefit Plan.

(li) “Willful Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission where the breaching party knows such action or omission is, or would reasonably be expected to result in, a breach of such representation, warranty, agreement or covenant.

Index of Defined Terms

Acceptable Confidentiality Agreement	8.16(b)(ii)
Adjusted Option	2.3(a)
Adjusted Per Share Price	8.16(b)(i)
Adjusted RSU Award	2.3(b)
Affiliates	8.16(a)
Agreement	Preamble
Alternative Financing	5.12(d)
Antitrust Law	3.3(b)
Antitrust Laws	3.3(b)
Appraisal Provisions	2.1(b)
Baseline Per Share Price	8.16(b)(iii)
Book-Entry Shares	2.1(a)
Bribery Legislation	8.16(b)(iv)
Business Day	8.16(b)(v)
Business Plan	8.16(b)(vi)
Cancelled Shares	2.1(a)(ii)
Certificate	2.1(a)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	8.16(b)(vii)
Collective Bargaining Agreement	3.14(a)
Commitment Letter	4.8(a)
Company	Preamble
Company 401(k) Plan	5.6(a)
Company Acquisition Agreement	5.3(e)
Company Adverse Recommendation Change	5.3(e)
Company Benefit Plan	8.16(b)(viii)
Company Board of Directors	Recitals
Company Common Stock	3.2(a)
Company Disclosure Schedule	Article III
Company Employees	5.6(a)
Company Equity Awards	8.16(b)(ix)
Company Financial Statements	3.4(b)
Company Information	8.16(b)(x)
Company Leased Real Property	3.8
Company Material Contracts	3.17(a)
Company Notes	5.12(f)
Company Option	2.3(a)
Company Organizational Documents	3.1(b)
Company Owned Real Property	3.8
Company Permits	3.7(b)
Company Product	3.21
Company PSU Award	2.3(b)
Company Recommendation	3.3(a)

Company Registered Intellectual Property	3.15(a)
Company Restricted Share	2.3(c)
Company RSU Award	2.3(b)
Company SEC Documents	3.4(a)
Company Severance Plan	5.6(a)
Company Superior Proposal	8.16(b)(xi)
Company Takeover Proposal	8.16(b)(xii)
Company Termination Fee	8.16(b)(xiii)
Confidentiality Agreement	5.2(c)
Continuation Period	5.6(b)
Contract	8.16(b)(xiv)
Copyrights	8.16(b)(xxii)
Credit Agreement	5.13
D&O Insurance	5.10(c)
Debt Offers	5.12(e)
Debt Offer Documents	5.12(f)
Definitive Debt Financing Agreements	5.12(a)
DGCL	1.1
Dissenting Shares	2.1(b)
Dissenting Stockholder	2.1(b)
DOL	3.9(a)
DTC	5.12(f)
Effective Time	1.3
End Date	7.1(b)
Enforceability Exceptions	3.3(a)
Environmental Law	8.16(b)(xv)
Equity Award Exchange Ratio	2.3(a)
ERISA Affiliate	8.16(b)(xvi)
Exchange Act	3.3(b)
Existing Credit Facility Termination	5.13(a)
Extended End Date	7.1(b)
FCPA	3.7(c)
Financing	8.16(b)(xvii)
Financing Conditions	4.8(b)
Financing Sources	8.16(b)(xviii)
First Extended End Date	7.1(b)
GAAP	3.4(b)
Governmental Entity	8.16(b)(xix)
Hazardous Materials	8.16(b)(xx)
HSR Act	3.3(b)
Indebtedness	8.16(b)(xxi)
Indemnified Parties	5.10(a)
Indemnity Agreement	5.10(a)
Insurance Policies	3.20
Intellectual Property	8.16(b)(xxii)
Intervening Event	8.16(b)(xxiii)

IRS	3.9(a)
IT Assets	8.16(b)(xxiv)
Law	3.7(a)
Laws	3.7(a)
Letter of Transmittal	2.2(c)
Liability	8.16(b)(xxv)
Lien	3.3(c)
Material Adverse Effect	8.16(b)(xxvii)
Marks	8.16(b)(xxii)
Merger	Recital
Merger Amounts	4.7(g)
Merger Consideration	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.9(e)
Net Sales	8.16(b)(xxviii)
Non-U.S. Company Benefit Plan	8.16(b)(xxx)
Offering Documents	5.12(e)
Order	8.16(b)(xxix)
Original End Date	7.1(b)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Financial Statements	4.4(b)
Parent Material Adverse Effect	8.16(b)(xxxi)
Parent SEC Documents	4.4(a)
Parent 401(k) Plan	5.6(a)
Patents	8.16(b)(xxii)
Paying Agent	2.2(a)
Payment Fund	2.2(b)
PBGC	3.9(a)
Per Share Price	8.16(b)(xxxii)
Permits	3.7(b)
Permitted Lien	8.16(b)(xxxiii)
Person	8.16(b)(xxxiv)
Post-Closing Plans	5.6(b)
Proxy Statement	3.3(b)
Qualified Plan	3.9(c)
Qualifying Transaction	7.3(a)
Release	8.16(b)(xxxv)
Representatives	5.3(a)
Requisite Company Vote	3.3(a)
Sanctioned Country	8.16(b)(xxxvi)
Sanctioned Person	8.16(b)(xxxvii)
Sanctions Laws	8.16(b)(xxxviii)
Sarbanes-Oxley Act	3.4(a)
SEC	3.3(b)
SEC Document	8.16(b)(xxxix)

Second Extended End Date	7.1(b)
Second Request	5.7(c)
Securities Act	3.4(a)
Sensitive Data	8.16(b)(xl)
Significant Subsidiaries Organizational Documents	3.1(b)
Significant Subsidiary	8.16(b)(xli)
Specified Acquisition	5.1(c)
Specified Date	3.2(a)
Stock Purchase Program	2.3(d)
Stockholders Meeting	5.5
Subsidiaries	8.16(a)
Surviving Company	1.1
Takeover Statute	5.8
Tax	8.16(b)(xliii)
Tax Return	8.16(b)(xliv)
Taxes	8.16(b)(xliii)
Taxing Authority	8.16(b)(xlv)
Top Customers	8.16(b)(xlvi)
Top Suppliers	8.16(b)(xlvii)
Trade Secrets	8.16(b)(xxii)
Transaction Approvals	3.3(b)
Triggering Divestiture	8.16(b)(xlviii)
Triggering Event	8.16(b)(xlix)
U.S. Company Benefit Plan	8.16(b)(xl)
Willful Breach	8.16(b)(li)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THE VALSPAR CORPORATION

By:	/s/ Gary E. Hendrickson
Name:	Gary E. Hendrickson
Title:	Chairman and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

THE SHERWIN-WILLIAMS COMPANY

By:	/s/ John G. Morikis
Name:	John G. Morikis
Title:	President and Chief Executive Officer

VIKING MERGER SUB, INC.

By:	/s/ John G. Morikis
Name:	John G. Morikis
Title:	President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]